Exhibit 10.24
Lease
By and Between
Ramparts, Inc.,
a Nevada corporation,
and
Premier Exhibitions, Inc.

*** TEXT OMITTED AND FILED SEPARATELY
CONFIDENTIAL TREATMENT REQUESTED
LEASE
     THIS LEASE (“Lease”) is entered into as of March 12, 2008, by and between Ramparts, Inc., a Nevada corporation (“Landlord”), and Premier Exhibitions, Inc., a Florida corporation (“Tenant”).
Recitals
     1. Landlord owns and operates the Luxor Hotel and Casino (“Hotel Complex”) located in Clark County, Nevada.
     2. Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, certain space within the Hotel Complex pursuant to the terms and provisions of this Lease.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant hereby agree as follows:
ARTICLE I
EXHIBITS
     The exhibits listed below and attached to this Lease are incorporated herein by reference:

EXHIBIT “A”	Plot Plan of that area of the Hotel Complex upon which is located the space herein to be leased to Tenant. This Exhibit is provided for informational purposes only, and shall not be deemed to be a warranty, representation or agreement by Landlord that the Hotel Complex or buildings and/or any stores will be exactly as indicated on the Exhibit. Landlord reserves unto itself the unlimited right to modify the configuration of the Hotel Complex at any time for the purpose of incorporating additional buildings within the Hotel Complex.

EXHIBIT “B”	Description of Landlord’s Work and Tenant’s Work.

EXHIBIT “C”	Pepsi and Anheuser Busch Sponsorship Agreements.

EXHIBIT “D”	Landlord’s Tenant/Leasing Employment Drug/Alcohol Testing Program.

EXHIBIT “E”	Logo.

EXHIBIT “F”	Tenant’s Present Officers, Directors and Owners/Members.

EXHIBIT “G”	To the extent applicable, if at all, the License Agreements providing for use of the “Required Trade Names,” as defined herein.

EXHIBIT “H”	Landlord’s Contractor Work Standards.

EXHIBIT “I”	Prohibited Menu Items.

EXHIBIT “J”	Merchandise.

EXHIBIT “K”	Marketing Package.
     Notwithstanding Exhibit “A” or anything else contained in this Lease, so long as the same does not materially and adversely affect Tenant’s access, ingress and egress to the Premises, Landlord reserves the right to change or modify and add to or subtract from the size and dimensions of the Hotel Complex, or any part thereof including the Premises in accordance with the Terms of this Lease, the number, location and dimensions of buildings and stores, the size and configuration of the parking areas, entrances, exits and parking aisle alignments, dimensions of hallways, malls and corridors, the number of floors in any building, the location, size and number of tenants’ spaces and kiosks which may be erected in or fronting on any mall or otherwise (so long as kiosks and use of Landlord’s frontage space do not materially and adversely interfere with Tenant’s operations), the identity, type and location of other stores and tenants, and the size, shape, location and arrangement of Common Areas (hereinafter defined), and to design and decorate any portion of the Hotel Complex as it desires.
ARTICLE II
PREMISES AND TERM
Section 2.1. Premises.
     Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the space located at the Hotel Complex which is designated (by cross-hatching) on Exhibit “A” attached hereto comprised of the space previously used as the IMAX Theatre, Arcade, Tut Museum and Tut Museum Retail. For purposes of this Lease, the Premises is divided into the following six (6) spaces: (a) the “Bodies Exhibition,” containing approximately thirteen thousand four hundred eighty nine (13,489) square feet, (b) the “Titanic Exhibition” (with a themed Titanic façade and life boat(s) functioning as passenger elevators) containing approximately fifteen thousand one hundred six(15,106) square feet, (c) the “Photographic Effect (“King of the World”),” containing approximately nine hundred eighty one (981) square feet, (d) “High Tea Area” containing approximately one thousand one hundred seventy six (1,176) square feet, (e) “TBD Venue” containing approximately eight thousand seven hundred ten (8,710) square feet, and (f) “Iceberg Bar” containing approximately seven thousand seven hundred two (7,702) square feet. The locations and sizes of these six (6) spaces are designated (by cross-hatching) on Exhibit “A-2” attached hereto. When the Premises are completed, Landlord shall deliver to Tenant a certificate stating Landlord’s determination of the actual number of square feet in the Premises (hereinafter called the “ Floor Area”), and the parties agree that Landlord’s determination shall be final, binding and conclusive. The square footage of the Premises is greater than the square footage of the space previously used as the IMAX Theatre, Arcade, Tut Museum and Tut Museum Retail because the Premises will contain additional floor space to be constructed within the overall volume of the space. The TBD Venue will be a food and beverage operation but the final concept shall be subject to the prior written approval of the Landlord exercising sole and absolute discretion. If Landlord and

Tenant have not agreed to a concept for the TBD Venue on or before July 31, 2008, Tenant shall pay additional Minimum Monthly Rent for that space of Fifty Five Thousand Five Hundred Dollars ($55,500.00) per month beginning November 1, 2008 and on the first day of each month thereafter until that space is built out and operating pursuant to plans and specifications approved by Landlord exercising sole and absolute discretion. The additional Minimum Monthly Rent due for the TBD Venue shall be adjusted upward for any changes in the Consumer Price Index in the same manner as provided in Section 4.1A below.
Section 2.2. Roof and Walls.
     Subject to Tenant’s rights under Section 8.4 pertaining to visual displays and projections on the exterior wall, Landlord shall have the exclusive right to use all or any part of the roof, side and rear walls of the Premises for any purpose, including but not limited to erecting signs or other structures on or over all or any part of the same, erecting scaffolds and other aids to the construction and installation of the same and, provided the same is done with reasonable prior written notice to Tenant, and in a manner so as to minimize the disruption to Tenant’s operation of the Premises, installing, maintaining, using, repairing and replacing pipes, ducts, conduits and wires leading through, to or from the Premises and serving other parts of the Hotel Complex. Except signage and/or scrim allowed by Landlord from time to time exercising sole and absolute discretion, Tenant shall have no right whatsoever in the exterior of exterior walls or the roof of the Premises. Landlord shall have an absolute and unconditional right to require Tenant, at its sole cost, to remove signage and/or scrim from the exterior of exterior walls.
Section 2.3. Lease Term.
     This Lease shall be in full force and effect from and after the date of full execution and delivery by Landlord and Tenant. The term of this Lease (hereinafter called “Lease Term”) shall commence upon the earlier of (a) the day following the last day allowed to Tenant in Section 3.3 below for completion of “Tenant’s Work,” as defined herein in connection with the Bodies Exhibition(hereinafter called the “Bodies Exhibition Required Completion Date”) or (b) the day on which Tenant opens the Bodies Exhibition for business to the public, the applicable date being hereinafter called the “Bodies Exhibition Commencement Date.” Upon determination of the Bodies Exhibition Commencement Date, Landlord shall notify Tenant thereof in writing. The initial Term of this Lease shall end on the last day of the tenth (10th) “Lease Year,” as defined herein, after the Bodies Exhibition Commencement Date unless sooner terminated as herein provided. The “Titanic Exhibition Commencement Date” shall be the earlier of (a) the day following the last day allowed to Tenant in Section 3.3 below for completion of ‘Tenant’s Work”, as defined herein, in connection with the Titanic Exhibition (hereinafter called the “Titanic Exhibition Required Completion Date”) or (b) the day on which Tenant opens the Titanic Exhibition for business to the public. The “King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date” shall be the earlier of (a) the day following the last day allowed to Tenant in Section 3.3 below for completion of “Tenant’s Work”, as defined herein, in connection with the King of the World/High Tea/TBD Venue/Iceberg Bar (hereinafter called the “King of the World/High Tea/TBD Venue/Iceberg Bar Required Completion Date”) or (b) the day on which Tenant opens the King of the World/High Tea/TBD Venue/Iceberg Bar for business to the public.

Section 2.3.1. Conditioned First Option to Extend Lease Term.
     Provided that (a) Tenant has notified Landlord in writing that Tenant elects to extend the Term of this Lease (which notice must be delivered to and received by Landlord, if at all, no more than one (1) year and not later than six (6) months prior to the expiration of the original Lease Term) (the “First Option Exercise Period”), (b) Tenant has performed all of Tenant’s obligations hereunder or any failures to perform have been cured or waived in writing pursuant to the terms hereof, (c) there then exists no uncured Event of Default by Tenant under this Lease, (d) there have been no more than four (4) total Events of Default during the Lease Term, whether or not such defaults have been cured, (e) Tenant’s Gross Sales adjusted to reflect any force majeure events as defined in Section 24.5 which lasts in excess of fifteen (15) days and conditioned upon Tenant promptly notifying Landlord of the occurrence of any such force majeure event, have exceeded *** Dollars ($***) (as adjusted pursuant to Section 2.3.3 and hereinafter called the “Minimum Option Gross Sales Threshold”) during each of the eighth (8th) and ninth (9th) Lease Years, (f) Tenant’s average “Shopper Grade,” if applicable and as defined in Section 8.8(B) of this Lease, has during the twelve (12) month period prior to the First Option Exercise Period equaled or exceeded the “Minimum Shopper Grade,” as defined herein; Tenant shall (subject to the conditions precedent set forth above) have one (1) option to renew this Lease for an additional term of five (5) years (the “First Renewal Term”) commencing upon the expiration of the original Lease Term. The terms and conditions of this Lease shall apply with full force and effect during the First Renewal Term as if it were the Lease Term. Failure by Tenant to exercise such option in accordance with this Section shall constitute a waiver of said First Renewal Option and the Second Renewal Option as set forth in Section 2.3.2 below.
Section 2.3.2. Conditioned Second Option to Extend Lease Term.
     Provided that (a) the First Renewal Option was duly and timely exercised and the Lease Term was extended for the First Renewal Term, (b) Tenant has notified Landlord in writing that Tenant elects to extend the Term of this Lease (which, notice must be delivered to and received by Landlord, if at all, no more than one (1) year and not later than six (6) months prior to the expiration of the First Renewal Term) ( the “Second Option Exercise Period”), (c) Tenant has performed all of Tenant’s obligations hereunder or any failures to perform have been cured or waived in writing pursuant to the terms hereof, (d) there then exists no uncured Event of Default by Tenant under this Lease, (e) there have been no more than four (4) total Events of Default during the Lease Term, whether or not such defaults have been cured, (f) Tenant’s Gross Sales adjusted to reflect any force majeure events as defined in Section 24.5 which lasts in excess of fifteen (15) days and conditioned upon Tenant promptly notifying Landlord of the occurrence of any such force majeure event, have exceeded *** Dollars ($***) (as adjusted pursuant to Section 2.3.3 and hereinafter called the “Minimum Option Gross Sales Threshold”) during each of the thirteenth (13th) and fourteenth (14th) Lease Years, and (g) Tenant’s average “Shopper Grade,” if applicable and as defined in Section 8.8(B) of this Lease, has during the twelve (12) month period prior to the Second Option Exercise Period equaled or exceeded the “Minimum Shopper Grade,” as defined herein; Tenant shall (subject to the conditions precedent set forth above) have one (1) option to renew this Lease for an additional term of five (5) years (the “Second Renewal Term”) commencing upon the expiration of the First Renewal Term. The terms and conditions of this Lease shall apply with full force and effect during the Second Renewal Term as if it were the Lease Term, except there shall be no option for any further renewal term. Failure by Tenant to exercise such option in accordance with this Section shall constitute a waiver of said option right.
Section 2.3.3. CPI Adjustment to Minimum Option Gross Sales Threshold.
     Effective as of the first day of each Adjustment Date (as defined in Section 4.1 below), the Minimum Option Gross Sales Threshold shall be adjusted upward for any changes in the Consumer Price Index (as defined in Section 4.1 below) in the manner hereinafter provided. The adjusted Minimum Option Gross Sales Threshold shall be *** Dollars ($***) multiplied by a fraction, the numerator of which shall be the index number for the month which is three (3) months prior to the Adjustment Date and the denominator of which shall be the index number for the month which is three (3) months prior to the Bodies Exhibition Commencement Date (the “Base Index”). Landlord shall, within a reasonable time after obtaining the appropriate data necessary for computing such adjustment, give Tenant notice of any adjustment to the Minimum Option Gross Sales Threshold.
Section 2.4. Lease Year Defined.
     “Lease Year,” as used herein, means a period of twelve (12) consecutive months during the Lease Term; provided that the first Lease Year shall mean a period of twelve (12) consecutive months next following the month in which the Bodies Exhibition Commencement Date occurs, plus the partial month from the date on which the Bodies Exhibition Commencement Date occurred until the end of such month (if such Bodies Exhibition Commencement Date occurs on a date other than the first day of the month) and each subsequent Lease Year shall commence on the first day of the month next following the expiration of the prior Lease Year.
Section 2.5. Relocation of Premises and Termination.
     A. Landlord shall have the right, subject to Tenant’s right of termination as set forth in subparagraph (B), to relocate the entirety of Tenant’s operation to other premises (the “New Premises”) in another part of the Hotel Complex in accordance with the following:
     (i) Landlord shall notify Tenant, at least twelve (12) months prior to the proposed relocation date, of Landlord’s intention to relocate Tenant’s operation to the New Premises;
     (ii) The proposed relocation date and the size, configuration and location of the New Premises shall be set forth in Landlord’s notice; and
     (iii) The New Premises shall be substantially identical or superior in size as the Premises described in the Lease and shall be exposed to reasonably equivalent or superior pedestrian traffic. If Landlord elects to relocate Tenant during the first ten (10) Lease Years, Landlord shall, at Landlord’s cost, construct on the New Premises improvements substantially similar to those constructed pursuant to Tenant’s final plans. The new Premises shall be fully built out (except for minor punch list items) and ready for occupancy prior to Tenant being required to relocate, Landlord shall compensate Tenant for lost net profits during any period Tenant is required to be closed prior to the date the new Premises are built out and ready for occupancy and for such time, but in no event greater than fifteen (15) days, as it takes Tenant to move the exhibits to the new Premises using reasonable diligence. All reasonable costs of relocation shall be paid for by Landlord, including those trade fixtures built into walls and not moveable but excluding the purchase or replacement of Tenant’s furniture, non-trade fixtures, equipment and inventory. After the first ten (10) Lease Years, all relocation and improvement costs shall be the sole responsibility of Tenant.
     B. In the event the New Premises described in Landlord’s relocation notice are unacceptable to Tenant, Tenant shall have the right, exercisable by written notice received by Landlord not more than sixty (60) days following receipt of Landlord’s relocation notice, to terminate this Lease, such termination to be effective as of the proposed relocation date as set forth in Landlord’s notice. Failure by Tenant to timely exercise such right shall be deemed a waiver with respect thereto and confirmation that the New Premises are acceptable to Tenant. Tenant shall have the right to accept the New Premises only for the unexpired term of this Lease. Notwithstanding anything hereinabove to the contrary, should Tenant notify Landlord of Tenant’s election to terminate this Lease, Landlord shall have the right to rescind Landlord’s relocation notice to Tenant, within thirty (30) days after receipt of Tenant’s notice to terminate and Tenant’s termination notice shall be of no force and effect. In the event this Lease terminates as provided in this Section 2.5, Landlord shall reimburse Tenant, as Tenant’s sole and exclusive remedy, for the unamortized portion of the cost of Tenant’s Work, excluding inventory and removable trade fixtures. Such amount shall be amortized on a straight-line ten (10) year basis concurrent with the initial Lease Term.
     C. Landlord has made no representation as to any additional attractions, entertainment, improvements or stores or the continuation of any existing use in the Hotel Complex, and this provision does not create any rights of option, first refusal or otherwise with respect to any present or future space in the Hotel Complex.
     D. If Landlord elects to relocate Tenant after the first ten (10) Lease Years, Tenant shall have the right, exercisable by written notice received by Landlord not more than sixty (60) days following receipt of Landlord’s relocation notice, to terminate this Lease, such termination to be effective as of the proposed relocation date as set forth in Landlord’s notice. However, Tenants election to terminate the Lease shall be without further obligation or liability of either party and such right of termination shall be Tenant’s sole and exclusive remedy.
Section 2.6. Termination for Convenience.
     After the expiration of the forty eighth (48th) month following the Bodies Exhibition Commencement Date, Landlord shall have the right upon at least twelve (12) months advance written notice to terminate this Lease, without cause and without further obligation or liability except as provided herein. If Landlord terminates this Lease as provided herein, Landlord shall reimburse Tenant, as Tenant’s sole and exclusive remedy, for the sum of (i) an amount equal to twelve (12) months net profit (determined in accordance with United States generally accepted accounting principles and practices, as in effect from time to time) based on Tenant’s average net profit, if any, during the period from the last Required Completion Date set forth in Section 3.3 through the date of

Landlord’s notice of termination; and (ii) if such termination occurs during the initial ten (10) year Lease Term, an amount equal to the unamortized portion of the cost of Tenant’s Work (excluding furniture, inventory and removable fixtures and equipment, for the period from the date which is twelve (12) months following the date of termination, through the original expiration date of the initial Lease Term; such amortization to be on a straight line ten (10) year basis concurrent with the initial Lease Term. Tenant shall be given fifteen (15) days following the termination date to vacate the Premises.
Section 2.7. Additional Landlord Termination Rights.
     In the event that, in connection with its review and approval of the proposed Tenant’s Work, the building department, fire department and/or other applicable governmental authorities possessing and exercising jurisdiction over the Hotel Complex impose any requirements or conditions of whatsoever nature (including without limitation, retrofitting or other requirements relating to demolition, building material removal, entering and exiting, life safety, smoke evacuation, restroom facilities, or as-built documentation) affecting any portion of the Hotel Complex outside of the demised Premises (any such requirement “Additional Conditions”), Landlord shall not be obligated to approve or comply with such Additional Conditions. If Landlord, in its sole discretion, disapproves any such Additional Conditions and/or the costs of complying with same, Landlord shall have the right, upon written notice to Tenant, to terminate this Lease; provided however, that in the event of such termination, Landlord as its sole obligation and liability to Tenant with respect to such termination shall reimburse Tenant for an amount equal to the direct, out-of-pocket fees and costs actually incurred by Tenant for (i) third party design professional work performed prior to the date of termination and (ii) permit fees paid prior to the date of termination, within thirty (30) days after receipt by Landlord of detailed invoices and supporting documentation in form and substance acceptable to Landlord; and provided further however, if the retrofitting or other work relating to any such Additional Condition is otherwise acceptable to Landlord in its sole discretion, but Landlord is not willing to pay the costs and expenses of performing or otherwise satisfying such Additional Condition(s), Tenant may agree upon written notice to Landlord, to pay such costs itself, in which event Landlord shall rescind its termination notice, and this Lease shall remain in full force and effect.
Section 2.8. Interruption of Service.
     Notwithstanding anything contained in this Lease to the contrary, if any material portion of the Premises is untenantable for Tenant’s intended use as a result of any failure of Landlord to provide any service or perform any obligations set forth in this Lease, for a reason within Landlord’s control, and such condition continues for a period of at least five (5) consecutive days, rent and other amounts payable by Tenant hereunder shall be equitably abated; and provided further, if such condition continues for a period of at least sixty (60) consecutive days, Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease by giving written notice of such termination to Landlord.

ARTICLE III
LANDLORD’S AND TENANT’S WORK
Section 3.1. Landlord’s Work.
     Except for the work to be performed by Landlord as expressly set forth on attached Exhibit B, if any (“Landlord’s Work”), Landlord shall only be obligated to provide the Premises, including the floor slab, exterior walls, columns, beams, roof and all other structural and non-structural elements on or within the Premises to Tenant in its present condition, absolutely “as is, where is, with all faults.” Landlord’s Work, if any, shall, at the time of installation, comply with all applicable laws, ordinances, rules and regulations including, but not limited to, the Occupational Safety and Health Act (“OSHA”) and the American with Disabilities Act of 1990, as amended from time to time (“ADA”). Tenant’s taking possession of the Premises shall be conclusive evidence of Tenant’s acceptance thereof in good order and satisfactory condition. Landlord shall deliver possession of the Arcade space to Tenant on April 6, 2008 and the IMAX Theatre, Tut Museum and Tut Retail Space on April 13, 2008 (the “Delivery Date”) (or such later date as is mutually agreed upon by Landlord and Tenant, such agreement not to be unreasonably withheld, conditioned or delayed). Landlord and Tenant shall each have a right to terminate this Lease with neither having any further obligation or liability if the Delivery Date does not occur on or before July 1, 2008. Subject to the terms and conditions of this Lease, including the Exhibits hereto, Tenant agrees that no representation respecting the condition of the Premises and no warranties or guarantees, expressed or implied, with respect to workmanship or any defects in material, and no promise to decorate, alter, repair or improve the Premises either before or after the execution hereof (except to the extent expressly provided on attached Exhibit B, if at all), have been made by Landlord or Landlord’s agents to Tenant.
Section 3.2. Tenant’s Work.
     All work not expressly designated herein as Landlord’s Work shall be performed by Tenant (hereinafter called “Tenant’s Work”) including, but not limited to, all work designated as Tenant’s Work in Exhibit “B”, and Tenant shall do and perform at Tenant’s expense all Tenant’s Work diligently and promptly and in accordance with the following provisions. Notwithstanding anything to the contrary contained herein, each and every aspect of Tenant’s Work shall be subject to the prior written approval of Landlord and shall be in accordance with the standards of a first class resort/hotel facility. Without limiting the immediately preceding sentence, Tenant hereby represents and warrants to Landlord that the construction budget for Tenant’s Work, not including the costs of inventory, payroll, training or any other ancillary start-up costs, is at least Twelve Million Dollars ($12,000,000.00). However, if Tenant is able (while still complying in all respects with the minimum standards and requirements contained herein, in Landlord’s reasonable judgment) to complete Tenant’s Work for less than the minimum construction budget amount provided for in the immediately preceding sentence, then Landlord shall consent to such lower, actual amount for Tenant’s Work. Tenant’s Work shall at all times comply with all applicable laws, ordinances, rules and regulations including, but not limited to, OSHA and the ADA.
     Tenant shall not contract with any contractors or subcontractors, and Tenant’s contractors and subcontractors may not perform any work on the Premises or the Hotel Complex, unless and until (a) a background investigation of each such contractor and subcontractor has been completed by Landlord’s corporate security department and the results thereof are satisfactory to Landlord and (b) Landlord has, in Landlord’s reasonable discretion, approved each such contractor and subcontractor. Notwithstanding the foregoing, though, Tenant may only use union signatory contractors and subcontractors (and, if applicable, Tenant must ensure that Tenant’s union signatory contractors and subcontractors only use union signatory contractors and subcontractors), who are in compliance with their respective collective bargaining/union agreements, to perform work at the Hotel Complex (either as part of Tenant’s Work or otherwise). Further, and in addition to any other indemnity obligation contained herein, Tenant hereby covenants and agrees to indemnify, defend, save, and hold Landlord, and Landlord’s parent company, subsidiaries and affiliates, and their officers, directors, shareholders and employees, free, clear and harmless from, and against, any and all liabilities, losses, costs, expenses (including reasonable attorney’s fees), judgments, claims, liens, fines, penalties, and demands of any kind whatsoever caused by or resulting from Tenant’s use of any particular contractor or subcontractor, or their use of any particular contractor or subcontractor, for any work in connection with the Premises (whether part of Tenant’s Work or otherwise) regardless of whether Landlord approved of such contractor or subcontractor pursuant to this Section. Tenant shall at all times provide to Landlord a complete and accurate list of all contractors and subcontractors performing work at the Hotel Complex on behalf of Tenant and/or Tenant’s contractors and/or subcontractors. In addition, Tenant’s Work shall at all times be conducted in accordance with Landlord’s Contractor Work Standards, a copy of which is attached hereto as Exhibit “H”.

Section 3.3.	Bodies Exhibition Commencement Date, Titanic Exhibition Commencement Date and King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date.
     The following constitutes the work schedule for the Bodies Exhibition, Titanic Exhibition and King of the World/High Tea/TBD Venue/Iceberg Bar:
Bodies Exhibition

Design Development:	Done
Construction Documents (including Millwork):	Done
Final Architectural Plans for Submission to Building Dept.:	March 28, 2008
Start Construction:	April 7, 2008
Finish Construction:	June 16, 2008
Bodies Exhibition Required Completion Date:	June 19, 2008
Titanic Exhibition

Design Development:	March 16, 2008
Construction Documents (including Millwork):	March 16, 2008
Final Architectural Plans for Submission to Building Dept.:	March 20, 2008
Start Construction:	April 14, 2008
Finish Construction:	August 15, 2008
Titanic Exhibition Required Completion Date:	August 20, 2008

King of the World/High Tea/TBD Venue/Iceberg Bar

Design Development:	April 30, 2008
Construction Documents (including Millwork):	May 16, 2008
Final Architectural Plans for Submission to Building Dept.:	June 1, 2008
Start Construction:	July 31, 2008
Finish Construction:	October 30, 2008
King of the World/High Tea/TBD Venue/Iceberg Bar/
Exhibition Required Completion Date:	November 15, 2008
     The foregoing schedule is based upon the assumption that (a) Landlord delivers possession of the Arcade portion of the Premises to Tenant on or before April 6, 2008 and the balance of the Premises on or before April 13, 2008, (b) Landlord timely approves all matters to be approved by Landlord, and (c) Landlord provides reasonable access and utilities, at Tenant’s cost, to Tenant and its contractors and subcontractors. The scheduled performance dates shall be extended on a day for day basis if and to the extent the performance is delayed by reason of the occurrence of force majeure events as provided in Section 24.5 below.
     Tenant shall submit all of Tenant’s planned improvements to the Premises, and Tenant’s Work including, but not limited to, all drawings, specifications, color boards and other samples, to Landlord for Landlord’s prior written approval. Tenant hereby acknowledges that Landlord will, at Tenant’s sole cost and expense, submit a copy of all of Tenant’s drawings, plans and specifications to Landlord’s approved and designated ADA consultants (“ADA Consultant”), or such other entity as is designated by Landlord, for Landlord’s review of compliance with the ADA. Tenant shall pay ADA Consultant’s or such other entity’s charge for such ADA Consultant’s or such other entity’s services based upon the actual time required for such ADA Consultant or such other entity to conduct that review. Within five (5) days after receipt of each such submittal from Tenant, Landlord shall notify Tenant of any failure to meet with Landlord’s approval. Tenant shall within ten (10) days after receipt of any such notice (or as quickly as reasonably possible thereafter) submit final documents based upon the preliminary submittal and incorporating Landlord’s comments thereto. Landlord shall notify Tenant of Landlord’s approval or disapproval of the final documents within five (5) days (or as quickly as reasonably possible thereafter) after receipt. If Landlord delays in giving such approval, the scheduled performance dates set forth in Section 3.3 shall be extended for each day Landlord fails to give such approval. Upon approval, Landlord shall return one (1) set of approved final documents to Tenant and the same shall become a part hereof by this reference as Exhibit “B-1”. Tenant’s final documents shall comply with all applicable laws, ordinances, rules and regulations including, but not limited to the ADA. Approval of construction documents by Landlord shall not constitute the assumption of any responsibility by Landlord for their accuracy or sufficiency, or compliance with applicable codes and Tenant shall be solely responsible for such construction documents. Tenant shall not commence any phase of Tenant’s Work until Landlord has approved final plans and specifications for such phase of Tenant’s Work. Landlord recognizes that Tenant will be starting and completing different phases of Tenant’s Work at different times and Landlord shall work cooperatively with Tenant with regard thereto.
     From and after the date Landlord delivers possession of the applicable portions of the Premises to Tenant, Tenant shall promptly commence and shall diligently and continuously pursue the performance of Tenant’s Work to completion.

Section 3.4. Failure of Tenant to Perform.
     Because of the difficulty or impossibility of determining Landlord’s damages resulting from Tenant’s failure to open for business fully fixtured, stocked and staffed on or before the Bodies Exhibition Required Completion Date, the Titanic Exhibit Required Completion Date and/or the King of the World/High Tea/TBD Venue/Iceberg Bar Required Completion Date including, but not limited to, damages from loss of Percentage Rent (hereinafter defined) from Tenant and other tenants, diminished salability, leaseability, mortgageability or economic value of the Hotel Complex, if Tenant fails to commence Tenant’s Work within the time provided above and proceed with the same diligently, or to open for business fixtured, stocked and staffed in a manner consistent with the standards of a first-class resort hotel on or before the Bodies Exhibition Required Completion Date, the Titanic Exhibit Required Completion Date and/or the King of the World/High Tea/TBD Venue/Iceberg Bar Required Completion Date or to perform any of Tenant’s obligations to be performed prior to the Bodies Exhibition Required Completion Date, the Titanic Exhibition Required Completion Date and/or the King of the World/High Tea/TBD Venue/Iceberg Bar Required Completion Date, Landlord may (but shall not be obligated to), upon the expiration of ten (10) days written notice to Tenant without cure or material steps taken by Tenant that are reasonably likely to cause cure within a reasonable amount of time, in addition to the right to exercise any other remedies and rights herein or at law provided, (a) proceed with Tenant’s Work, at Tenant’s expense (so long as such charges are reasonable and at market rates) using any qualified and licensed contractor Landlord selects and making any changes or revisions to Tenant’s Work and/or Landlord’s Work required because of any delay or failure of Tenant to perform Tenant’s obligations hereunder, which changes or revisions shall in any event be made at Tenant’s expense (so long as such charges are reasonable and at market rates), and collect rent in an amount equal to the Minimum Annual Rent (hereinafter defined) and other additional rent and other amounts payable by Tenant hereunder; and (b) collect an amount equal to 1.25/365ths of the Minimum Annual Rent for each day that Tenant has failed to open for business on and after the Bodies Exhibition Commencement Date, the Titanic Exhibition Commencement Date and/or the King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date, which latter amount shall be in lieu of Percentage Rent that might have been earned had Tenant opened in timely fashion. In addition, in lieu of, or any time after proceeding as provided in sub-section (a) and (b) above, and provided that Landlord has given Tenant an additional written notice of not less than thirty (30) days and without cure or material steps taken by Tenant that are reasonably likely to cause cure within a reasonable amount of time, terminate this Lease and pursue any remedy available to Landlord pursuant to this Lease, at law or in equity.
     In the event that Tenant fails to make timely submission of Tenant’s drawings as provided in this Lease, then Landlord shall have the right, in addition to Landlord’s other rights and remedies as herein provided, to collect from Tenant a sum which shall be Five Hundred Dollars ($500.00) per business day for each business day that Tenant’s drawings are not so submitted (after giving Tenant written demand which is not cured within five (5) business days thereof). For purposes of this Lease, the term “business day” shall mean each Monday thru Friday, inclusive, which is not a U.S. and/or State of Nevada designated holiday. All remedies in this Lease or at law provided shall be cumulative and not exclusive.

Section 3.5. Condition of Premises.
     Subject to the satisfaction of Landlord’s obligations contained in Exhibit “B” of this Lease for the performance of Landlord’s Work, if any, Tenant’s taking possession of the Premises after final completion of Landlord’s Work shall be conclusive evidence of Tenant’s acceptance thereof in good order and satisfactory condition except for those items of Landlord’s Work (if any) delineated by Tenant on a punch list delivered to Landlord within ten (10) days after Landlord notifies Tenant in writing that Landlord’s Work has been finally completed.
Section 3.6. Governmental Approvals.
     In the event that any governmental approval or permit is required for Tenant’s Work or Tenant’s use of the Premises including, but not limited to, any special use permit or variance, Tenant shall, at Tenant’s sole cost and expense, promptly obtain such approval or permit before such work may be commenced or the Premises may be opened for business. In the event any such approval or permit, or any such approval or permit, cannot be timely obtained or can be obtained but only in connection or compliance with, or upon the satisfaction of, requirements, limitations or restrictions, which are not satisfactory to Landlord, Landlord may, in Landlord’s sole and absolute discretion, terminate this Lease without any further obligation or liability to Tenant.
ARTICLE IV
RENT
Section 4.1. Minimum and Percentage.
     Tenant covenants and agrees to pay to Landlord, without notice or demand, at Landlord’s address for notice (Landlord’s and Tenant’s notice addresses being the addresses specified in Section 24.7 hereof), as rent for the Premises:
     A. Minimum Annual Rent for the first three (3) years following the Bodies Exhibition Commencement Date shall be Three Million Two Hundred Sixty Six Thousand Six Hundred Sixty Seven Dollars ($3,266,667.00) per annum payable in equal monthly installments of Two Hundred Seventy Two Thousand Two Hundred Twenty Two and 25/100 Dollars ($272,222.25) in advance upon the first day of each and every month commencing upon the Bodies Exhibition Commencement Date and thereafter Minimum Annual Rent in the amount of Three Million Six Hundred Thousand Dollars ($3,600,000.00) per annum payable in equal monthly installments of Three Hundred Thousand Dollars ($300,000.00) in advance upon the first day of each and every month and continuing thereafter through and including the last month of the Lease Term (such monthly installment being hereinafter called “Minimum Monthly Rent”). Notwithstanding the foregoing, the Minimum Annual Rent shall be pro-rated, on a square foot basis, for such portion of the Premises which is open for business on each such day prior to the King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date. However, there shall be no further pro-ration or reduction of the Minimum Annual Rent from and after the King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date regardless of whether any portion of the Premises is not then open for business.

Upon the first day of the fifth (5th) and eighth (8th) and, if applicable, eleventh (11th), fourteenth (14th), seventeenth (17th) and twentieth (20th) Lease Years of the Lease Term (each, an “Adjustment Date”), the Minimum Monthly Rent shall be adjusted upward for any changes in the cost of living in the manner hereinafter provided. The index for such purposes shall be the U.S. All Cities Average Consumer Price Index for Urban Wage Earners and Clerical Workers for all items (1982-1984 = 100), published by the Bureau of Labor Statistics of the U.S. Department of Labor. However, if at the time required for the determination of such adjustment the Consumer Price Index is no longer published or issued, the parties shall use such index as is then generally recognized and accepted for similar determinations of purchasing power as reasonably determined by Landlord. The adjusted Minimum Monthly Rent shall be the Minimum Monthly Rent in effect as of the Adjustment Date multiplied by a fraction, the numerator of which shall be the index number for the month which is three (3) months prior to the Adjustment Date and the denominator of which shall be the index number for the month which is three (3) months prior to the Bodies Exhibition Commencement Date for the Adjustment Date calculation for the fifth (5th) Lease Year and for each Adjustment Date thereafter the immediately preceding Adjustment Date (the “Base Index”). Landlord shall, within a reasonable time after obtaining the appropriate data necessary for computing such adjustment, give Tenant notice of any adjustment to the Minimum Monthly Rent. Prior to delivery of any such notice of adjustment, Tenant shall continue paying Minimum Monthly Rent at the rate in effect for the prior period. Within ten (10) days after receipt of the notice of adjustment, Tenant shall pay to Landlord the cumulative amount of any increased Minimum Monthly Rent from the Adjustment Date to the date of receipt of the notice of adjustment; and
     B. In addition to Minimum Annual Rent, Tenant shall pay Landlord the sum of the respective percentages of Tenant’s “Gross Sales,” as defined herein, for each Lease Year based upon the following schedule:

Gross Sales	Percentage
$17,000,000.00 — $19,000,000.00	***%
$19,000,001.00 — $21,000,000.00	***%
$21,000,001.00 — $23,000,000.00	***%
$23,000,001.00 — $25,000,000.00	***%
$25,000,001.00 — $27,000,000.00	***%
$27,000,001.00 — $29,000,000.00	***%
$29,000,001.00 — $31,000,000.00	***%
$31,000,001.00 — $33,000,000.00	***%
$33,000,001.00 — $35,000,000.00	***%
$35,000,001.00 — $37,000,000.00	***%,
$37,000,001.00 — $39,000,000.00	***%
$39,000,001.00 — $41,000,000.00	***%
$41,000,001.00 — $43,000,000.00	***%
$43,000,001.00 — $45,000,000.00	***%
$45,000,001.00 — $47,000,000.00	***%
$47,000,001.00 — $49,000,000.00	***%
$49,000,001.00 — $51,000,000.00	***%
Greater than $51,000,001.00	***%

This amount shall be payable at the times, in the manner, and under the terms, set forth in Section 4.3 of this Lease (hereinafter called “Percentage Rent”).
Section 4.2. Miscellaneous Rent Provisions.
     Any rent or other amounts to be paid by Tenant which are not paid by the fifth (5th) day after the date when due shall bear interest as of the first day of the month on which any sum is due and owing at a rate equal to two percent (2%) over the prime rate announced by Citibank, N.A., and such default interest shall thereafter be compounded on a monthly basis. If the Bodies Exhibition Commencement Date, the Titanic Exhibition Commencement Date and/or the King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date is other than the first day of a month, Tenant shall pay a prorated partial Minimum Monthly Rent for the period prior to the first day of the next calendar month, and thereafter Minimum Monthly Rent payments shall be made not later than the first day of each calendar month.
Section 4.3. Percentage Rent.
     On or before the fifteenth (15th) day following the end of each calendar month during the Lease Term (including the calendar month in which, or concurrently with which, this Lease terminates), Tenant shall deliver to Landlord a written statement, signed and certified on behalf of Tenant by an accountant licensed by the State of Nevada or Tenant’s primary financial officer to be true and correct, setting forth separately (i) the amount of Tenant’s Gross Sales made during the preceding month, and (ii) a calculation of the projected annualized amount of Tenant’s Gross Sales (determined by multiplying the amount of Tenant’s Gross Sales for the prior month by twelve). If he projected annualized amount, based on a Lease Year to date basis exceeds the threshold amount(s) in Section 4.1(B), then Tenant shall, concurrently with the submission of such statement, pay Landlord the proportionate amount of the Percentage Rent due for such prior month. With respect to each calendar quarter during a Lease Year, such statement shall also include a calculation of the projected annualized Tenant’s Gross Sales, based on the total number of months elapsed from the beginning of such Lease Year through the end of the calendar month preceding the date of calculation, and the amount of Percentage Rent payable with respect to the immediately preceding calendar quarter shall be adjusted upward or downward, if applicable, to reflect the projected annualized aggregate of Tenant’s Gross Sales for all prior periods during such Lease Year. If such adjustment reflects an overpayment of Percentage Rent with respect to the portion of the Lease Year then ended, such excess shall be credited against the Minimum Monthly Rent and any Percentage Rent due for the next calendar month(s) of such Lease Year. If the calculation of the Percentage Rent for the last calendar quarter of the applicable Lease Year reflects a net overpayment of Percentage Rent for such Lease Year, then the amount of such excess shall be refunded to Tenant by Landlord within forty five (45) days after Landlord’s receipt and confirmation of such statement. Landlord shall confirm the accuracy of Tenant’s calculation of the annual rent due within such forty five (45) day period. The authorized deductions from Percentage Rent as set forth in the Lease shall be noncumulative and a computation of payment of the Percentage Rent shall be made separately for each Lease Year throughout the Lease Term without regard to Tenant’s Gross Sales, Percentage Rent or authorized deductions therefrom in connection with any other Lease Year. By way of illustration and not by way of limitation, attached hereto as Schedule 4.3 are examples of the method of calculation of Percentage Rent pursuant to this Section 4.3.

Section 4.4. Gross Sales Defined.
     As used in this Lease, “Gross Sales” means the aggregate cover or admission charges for any entertainment, attraction or other facility at the Premises, sponsorship and/or naming rights for the exhibitions presented at the Premises, the aggregate selling price of (a) all tickets, food, beverages, products, merchandise, goods and services sold in, upon or from the Premises and (b) all Luxor branded or connected products, merchandise, goods or services sold through, in, or from internet based activities and/or a catalog controlled by Tenant or distributed in, upon or from the Premises (regardless of where or when payment is made for such Luxor branded or connected products, merchandise or goods or where such Luxor branded or connected products, merchandise or goods are shipped from or delivered to) by Tenant, Tenant’s subtenants, licensees and concessionaires, personally or from any vending or coin operated or token operated device, whether for check, cash, on credit or otherwise excluding only the following:
     A. Insurance proceeds of any kind received by Tenant, and all other monies and credit received by Tenant in the settlement of claims for loss or damages of Tenant’s food, beverages, products, merchandise, goods or services.
     B. Box office service fees and credit card processing fees and charges payable to Landlord.
     C. Ticket broker service fees and commissions.
     D. Credit card charge backs so long as the party seeking to exclude such charges followed all of its procedures with regard to authenticating and processing credit card charges.
     E. An amount equal to the cash refunded or credit allowed on tickets, food, beverages, products, merchandise or goods returned by customers and accepted by Tenant (or Landlord under Section 8.4H), or the amount of cash refunded or credit allowed thereon in lieu of Tenant’s acceptance thereof, but only to the extent that the sales relating to such tickets, food, beverages, products, merchandise, goods or services were made in, about or from the Premises. Any credit or refund shall reduce Gross Sales for the accounting period during which such credit or refund is made but shall not affect Gross Sales, for the period in which the original sale was made
     F. The discounted portion of promotional coupons for admission to the Bodies and/or Titanic Exhibit.
     G. Sales taxes, so called luxury or value added taxes, Live Entertainment Taxes (“LET”) or similar taxes now or hereafter imposed upon the sale of tickets, food, beverages, products, merchandise, goods or services, whether such taxes are added separately to the selling price thereof and collected from customers or paid by Tenant and included in the retail selling price; provided however, that Tenant maintains adequate records of the method of calculation and amounts of such taxes.
     H. Any discounted portion of sales of services, admissions, merchandise, food and/or beverages pursuant to Section 8.17.

     All gross income of Tenant or any other person, firm or corporation from any operations in, at or upon the Premises, which are not specifically excluded by this Section, shall be included in Gross Sales. All sales originating at, upon or from the Premises shall be considered as made and completed thereon and shall be included in Tenant’s Gross Sales even though the supplying of the goods or services sold or delivery of the goods or services sold may be made from a place other than the Premises. In the event Landlord permits Tenant, or Tenant is required by this Lease, to allow Tenant’s customers to make credit purchases, or to charge purchases to their guest room account, no deduction shall be allowed from Gross Sales for uncollected or uncollectible credit or hotel accounts. Each sale upon installment or credit shall be treated as a sale for the full price in the month during which such sale is made, regardless of the time of when or whether Tenant shall receive payment therefor.
Section 4.5. Failure To Attain Minimum Gross Sales.
     Landlord may terminate this Lease in the event that subsequent to the initial twelve (12) month period following the Bodies Exhibition Commencement Date, Tenant’s monthly Gross Sales are less than *** Dollars ($***) per month (“Minimum Monthly Gross Sales”) for four (4) consecutive months, unless the failure to meet this Minimum Monthly Gross Sales requirement is due to the occurrence of a force majeure event as defined in Section 24.5 of this Lease. In that event, Landlord may, upon ninety (90) days prior written notice to Tenant, terminate this Lease without further obligation or liability. For the purpose of determining whether Tenant has met the conditions of this Section for any month during which the condition of Minimum Monthly Gross Sales was abated pursuant to any other provision of this Lease, such Minimum Monthly Gross Sales amount then in effect shall be reduced on a pro rata basis in light of the actual number of days during such month that the abatement occurred.
     Upon each Adjustment Date, the Minimum Monthly Gross Sales shall be adjusted upward for any changes in the Consumer Price Index in the same manner as provided in Section 4.1A above. Landlord shall, within a reasonable time after obtaining the appropriate data necessary for computing such adjustment, give Tenant notice of any adjustment to the Minimum Monthly Gross Sales.
Section 4.6. Failure to Attain Required Attendance.
     Landlord and Tenant shall each have the right, but not the obligation, to terminate this Lease if, after six (6) months from the Titanic Exhibition Commencement Date, paid admissions for either the Titanic Exhibition or the Bodies Exhibition average below four hundred twenty-five thousand (425,000) tickets for any consecutive twelve (12) month period.
Section 4.7. Real Estate Taxes.
     A. Responsibility and Definition. Landlord shall pay or cause to be paid all Real Estate Taxes (as hereinafter defined) assessed or imposed upon the Hotel Complex. As used in this Section 4.7 the term Real Estate Taxes shall mean and include all real estate taxes, public and governmental charges and assessments, including all extraordinary or special assessments, or assessments against or with respect to the Hotel Complex or any of Landlord’s personal property now or hereafter located in the Hotel Complex, all costs, expenses and attorney’s fees incurred by Landlord in contesting or negotiating with public authorities (Landlord having the sole authority to conduct such a contest or enter into such negotiations) as to any of the same, but shall not include taxes on Tenant’s operation(s) in the Premises, machinery, equipment, inventory or other personal property or assets of Tenant, Tenant agreeing to pay, before delinquency, all taxes upon or attributable to such excluded items without apportionment.
     B. Newly Imposed Taxes. Tenant’s proportionate share of any newly imposed governmental tax or charge (other than income tax) levied, assessed, or imposed on account of the payment by Tenant or receipt by Landlord, or based in whole or in part upon, the rents in this Lease reserved or upon the Hotel Complex or the value thereof shall be paid by Tenant.
     C. LET. Tenant agrees that it will collect any applicable LET associated with the sale of food, beverage, merchandise and/or goods from the Premises. LET taxes, required reporting information and a check for the amount owed shall be provided to Landlord’s accounting department by the tenth (10th) of the following month. Tenant is held responsible for various monthly, quarterly and annual audits and reporting that will be communicated as required to the Nevada Gaming Control Board (“NGCB”) and reported to Landlord for subsequent reporting to the NGCB. Tenant shall make all documents containing information relative to the computation of the LET available for inspection upon prior written notice by representatives of Landlord and/or the NGCB. This obligation shall continue beyond the term of this Lease. Tenant shall be liable for any and all LET, interest and penalties found to be payable in connection with the sale of admissions, food, beverage, merchandise and/or goods from the Premises as a result of understated taxable revenues, insufficiency of records or, if Tenant is permitted to pay the LET directly to the NGCB, untimely payment of the LET. If Tenant is not permitted to pay the LET directly to the NGCB, then if Tenant has timely remitted the payment to Landlord as required in this Section 4.7 (B), Tenant shall not be liable for the untimely payment of the LET to the NGCB or penalties or fees. Landlord will collect any applicable LET on tickets sold by it through its box office and remit the amount collected to the appropriate taxing authority. Any applicable LET will be added on top of the ticket prices and charged at the time the tickets are sold.
Section 4.8. Additional Rent.
     All amounts required or provided to be paid by Tenant under this Lease other than Minimum Annual Rent and Percentage Rent shall be deemed additional rent and Minimum Annual Rent, Percentage Rent and additional rent shall in all events be deemed rent, and such amounts shall be due within thirty (30) days after Tenant’s receipt of Landlord’s invoice for any such amounts, unless payment within a shorter period of time is required pursuant to any other provision of this Lease.
Section 4.9. Landlord’s Expenses.
     If Landlord pays any monies or incurs any expense to correct a breach of this Lease by Tenant or to do anything in this Lease required to be done by Tenant after the expiration of any applicable notice and cure period, or incurs any expense (including, but not limited to, reasonable attorney’s fees and court costs), as a result of Tenant’s failure to perform any of Tenant’s obligations under this Lease, all reasonable and necessary amounts so paid or incurred shall, on notice to Tenant, be considered additional rent payable in full by Tenant with the first Minimum Monthly Rent installment thereafter becoming due and payable at least ten (10) days thereafter, and may be collected as by law provided in the case of rent.
ARTICLE V
PARKING AND COMMON AREAS AND FACILITIES
Section 5.1. Common Areas.
     All parking areas, access roads and facilities furnished, made available or maintained by Landlord in or near the Hotel Complex, including employee parking areas, truck ways, driveways, loading docks and areas, delivery areas, multi-story parking facilities, package pickup stations, elevators, escalators, pedestrian sidewalks, courts and ramps, landscaped areas, retaining walls, stairways, lighting facilities, sanitary systems, utility lines, water filtration and treatment facilities, those areas within and adjacent to the Hotel Complex for ingress and egress to and from the Hotel Complex, which from time to time may be provided by Landlord or others for the convenience, use or benefit of the tenants of the Hotel Complex, Landlord, the occupants and visitors of the Hotel Complex and their respective concessionaires, agents, employees, customers, invitees and licensees, those areas, if any, upon which temporary or permanent off-site utility systems or parking facilities serving the Hotel Complex, may from time to time be located and other areas and improvements provided by Landlord for the general use in common of tenants and their customers in the Hotel Complex (all herein called “Common Areas”) shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right, from time to time, to establish, modify and enforce reasonable rules, regulations and requirements with respect to all Common Areas. Tenant agrees to comply with, and to cause Tenant’s employees and contractors to comply with, all rules, regulations and requirements set forth by Landlord, and all amendments thereto, relating to the Common Areas, Premises or Hotel Complex.
     So long as the same does not materially and adversely affect Tenant’s access, ingress and egress to the Premises, Landlord shall have the right from time to time to: change or modify and add to or subtract from the sizes, locations, shapes and arrangements of parking areas, entrances, exits, parking aisle alignments and other Common Areas; designate parking areas for Landlord, Landlord’s employees and tenants, and/or limit the total number of such employee spaces; restrict parking by Tenant and Tenant’s employees to designated areas; construct surface, sub-surface or elevated parking areas and facilities; establish and from time to time change the level or grade of parking surfaces; add to or subtract from the buildings in the Hotel Complex; eliminate such access as may, from time to time, be available to the Hotel Complex; and do and perform such other acts in and to said Common Areas as Landlord, in Landlord’s sole and absolute discretion deems advisable for the use thereof by tenants and their customers. Tenant further acknowledges that this Section 5.1 shall be for the benefit of, and directly enforceable by, Landlord.
     Landlord shall provide Tenant, throughout the Lease Term and at no charge, with ten (10) reserved parking spaces, or ten (10) spaces within a separate, secured parking area on Hotel grounds.
     In the event that Landlord determines, in Landlord’s sole and absolute discretion, to provide parking or transportation facilities for the Hotel Complex, Landlord may charge a fee to users thereof and may impose and enforce such uniform rules and regulations concerning the use thereof

(including a prohibition of use by tenant’s employees) as Landlord may, in Landlord’s sole and absolute discretion, deem desirable. Landlord shall have the right at any and all times to utilize portions of Common Areas for promotions, exhibits, entertainments, product and other shows, displays, the leasing of kiosks or food and/or beverage facilities, or such other uses as may in Landlord’s judgment tend to attract the public to benefit the Hotel Complex. Except as specifically otherwise provided in this Lease, Landlord may do such other acts in and to the Hotel Complex and those Common Areas located on the Hotel Complex as in Landlord’s sole and absolute discretion may be desirable, including, but not limited to, the conversion of portions thereof to other uses.
Section 5.2. Use of Common Areas.
     Tenant and Tenant’s business invitees, employees and customers shall have the non-exclusive right, in common with Landlord, and all others to whom Landlord has granted or may hereafter grant rights, to use the Common Areas for ingress, egress and parking subject to such reasonable regulations as Landlord or such other person may from time to time impose and the rights of Landlord set forth above. Tenant and Tenant’s business invitees, employees and customers shall also have a non-exclusive right to walk through the Hotel Complex in order to gain ingress to and egress from the Premises. Tenant shall pay Landlord, upon demand, Twenty Dollars ($20.00) for each day on which a car of Tenant, a concessionaire, employee or agent of Tenant is parked outside any area designated by Landlord for employee parking. Tenant authorizes Landlord to cause any such car to be fitted with a “boot” device or towed from such undesignated area and Tenant shall reimburse Landlord for the cost thereof upon demand, and otherwise indemnify and hold Landlord harmless with respect thereto. Tenant shall abide by all rules and regulations promulgated by Landlord regarding the Premises and communicated in writing to Tenant, and use its commercially reasonable efforts to cause Tenant’s concessionaires, officers, employees, agents, customers and invitees to abide thereby. Landlord may at any time close temporarily any Common Areas to make repairs or changes, prevent the acquisition of public rights therein, discourage non-customer parking, or for other reasonable purposes, and Landlord shall in all such cases (except in the event of an emergency) attempt to provide Tenant with prior notice of each such closure. If requested by Landlord, Tenant shall furnish Landlord license numbers and descriptions of cars used by Tenant and Tenant’s concessionaires, officers and employees. Tenant shall not interfere with Landlord’s or other permitted users’ rights to use any part of the Common Areas.
ARTICLE VI
MAINTENANCE OF COMMON AREAS
AND
COMMON AREA MAINTENANCE CHARGE
     Landlord will at all times during the Lease Term operate, manage, clean, maintain and repair, and provide security for, or cause to be operated, managed, cleaned, maintained and repaired, and security provided for, all the Common Areas including, but not limited to, all parking facilities. In addition to the Minimum Monthly Rent and Percentage Rent provided for herein, Tenant shall pay to Landlord in advance on the first day of each month during the Lease Term a Common Area maintenance charge in the amount of Forty-Eight Thousand Dollars ($48,000.00) per month (the “Monthly Common Area Maintenance Charge”) as Tenant’s proportionate share of the costs incurred by Landlord to operate, manage, maintain and repair the Common Areas. Notwithstanding the foregoing, the Monthly Common Area Maintenance Charge shall be pro-rated on a square foot basis for such portion of the Premises which is open for business on each such day prior to the King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date. However, there shall be no further pro-ration or reduction of the Monthly Common Area Maintenance Charge from and after the King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date regardless of whether any portion of the Premises is not then open for business. Upon each Adjustment Date, the Monthly Common Area Maintenance Charge shall be adjusted upward for any changes in the Consumer Price Index in the same manner as provided in Section 4.1A above. Landlord shall, within a reasonable time after obtaining the appropriate data necessary for computing such adjustment, give Tenant notice of any adjustment to the Monthly Common Area Maintenance Charge.
ARTICLE VII
UTILITIES AND SERVICES
Section 7.1. Utilities.
     Tenant shall not install any equipment at the Premises or the Hotel Complex which can exceed the capacity of any utility facilities currently serving, or intended or available to serve, the Premises and if any equipment installed by Tenant, or if Tenant’s utility demands for the Premises, require additional utility facilities and/or the relocation or resizing of the existing facilities, the same shall be installed, relocated or resized, as applicable, at Tenant’s expense and in compliance with all code requirements and plans and specifications which must be approved of in advance and in writing by Landlord. Except as expressly provided otherwise in Section 7.2 of this Lease, Tenant shall be solely responsible for and promptly pay all charges for the installation of separate water, gas and electric meters, wiring for telephone service beyond one phone line with local dial tone which shall be provided by Landlord, and the connection and use of sewer, gas, electricity, water, telecommunications and all other utility services relative to the Premises. Landlord will, at Tenant’s expense, install electric, gas and water meters on the Premises. Tenant agrees to directly and promptly, but in any event before the date due, pay the utilities providing the electrical, gas, sewer, water, cable or telecommunications service for such services. Landlord may make additional services including, but not limited to, pest control and cleaning and security available to the Premises and, in such event, Tenant shall utilize such services, at Tenant’s expense, so long as the cost thereof is commercially reasonable.
Section 7.2. Air Conditioning of Premises.
     Landlord, at Landlord’s cost, shall provide Tenant with heating and air conditioning (“HVAC”) stubbed to the exterior demising perimeter of the Premises with the systems and in the capacities existing as of the date hereof, and Tenant, at Tenant’s cost, shall be responsible for the installation, maintenance, repair and replacement of the ductwork, controls and other facilities and systems for distribution of HVAC within the Premises. If sufficient HVAC capacity does not currently exist at the Hotel Complex to provide sufficient HVAC for the Premises based upon Tenant’s use thereof, any additional facilities and/or the relocation or resizing of existing facilities required to provide sufficient HVAC for the Premises shall be installed, relocated or resized, as applicable, at Tenant’s expense and in compliance with all code requirements and plans and specifications which must be approved of in advance and in writing by Landlord. Tenant acknowledges that because of the nature of the Premises, Tenant might not have access to the external controls for HVAC serving the Premises and shall not attempt to make any changes to such controls located outside the Premises unless otherwise approved by Landlord.
Section 7.3. Utility Interruption.
     Landlord shall not be liable to Tenant in damages if any utilities or services, whether or not furnished by Landlord hereunder, are interrupted or terminated because of repair, installation of improvements, or any cause beyond Landlord’s reasonable control, nor shall any such termination relieve Tenant of any of Tenant’s obligations under this Lease. Tenant shall operate the Premises in such a way as shall not waste fuel, energy or natural resources.
ARTICLE VIII
CONDUCT OF BUSINESS BY TENANT
Section 8.1. Use of Premises.
     The Premises shall be occupied and used by Tenant solely for the purpose of conducting in the space outlined in Section 2.1 the following type of businesses:
1	Bodies Exhibition and Retail (786 sq. ft.) — First class museum quality presentation of at least thirteen (13) preserved full human bodies dissected to display bodily systems and a combined total of over two hundred (200) other specimens which are either partial bodies or organs. All preserved human bodies, partial bodies and organs shall be obtained from legitimate and highly reputable sources and Tenant shall be in full compliance with all laws applicable to exhibitions of preserved human bodies.

2	Titanic Exhibition and Retail (906 sq. ft.)— First class museum quality presentation of artifacts from the Titanic.

3	Photographic Effect (“King of the World”)

4	High Tea Area — Serving High Tea in a Titanic-themed area.

5	TBD Venue.

6	Iceberg Bar — Serving alcohol and quick service food (including chilled seafood dishes). Iceberg will project a lively atmosphere including the use of ice in several creative ways.
     The General Manager for the Premises shall be acceptable to and approved by Landlord, exercising its reasonable discretion. Nick Havens, the initial General Manager of the Premises, is hereby approved by Landlord. The type of food and beverages to be sold, “Approved Merchandise” (as hereinafter defined), pricing, the names under which each space in the Premises is operated (each a “Required Trade Name” and collectively the “Required Trade Names”) are all subject to the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed. Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose or purposes whatsoever, without Landlord’s written consent therefore first had and obtained. Without limiting the foregoing, Tenant shall not have a dance floor or area for dancing within the Premises, authorize or allow any other person or entity to conduct, any gaming activities at the Premises or offer any form of live entertainment at the Premises. Tenant shall not be permitted to offer the types of cuisine listed in Exhibit “I”. For the purposes of this Lease, the term “Approved Merchandise” shall be deemed to be those specific items approved in writing by the Landlord within the categories and restrictions provided for on Exhibit “J” attached hereto, and other items subsequently approved in writing by Landlord exercising sole and absolute discretion. Tenant shall not offer for sale, or sell, any product other than the Approved Merchandise without the prior written consent of Landlord (which consent Landlord may withhold in Landlord’s sole and absolute discretion). Tenant’s employee uniforms, and any modifications thereto, shall at all times be subject to the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed. The design, theme and content of the Premises, and any modifications or changes thereto, shall be subject to the prior written approval of Landlord, exercising sole and absolute discretion. Landlord hereby covenants and agrees that, so long as Tenant is not in default hereunder, Tenant shall have the exclusive right to operate an ice themed bar within the footprint of the pyramid building portion of the Hotel Complex. Landlord shall not and will cause Landlord’s Affiliates which operate hotel/casino properties in Las Vegas to not permit, so long as Tenant is not in default hereunder, the public exhibition of Titanic artifacts or human bodies which have been plasticized or preserved in a similar manner for purposes of demonstrating bodily systems by a party other than Tenant within Landlord’s and Landlord’s Affiliates properties in Las Vegas. Except as provided above, this Lease does not grant any exclusive use rights to Tenant nor in any event shall this Lease grant any exclusive use rights with respect to the Hotel Complex or with respect to any services, merchandise or goods currently or in the future sold at or from the Premises. Notwithstanding anything to the contrary contained herein, Tenant may not, without the prior written consent of Landlord, which consent Landlord may withhold in Landlord’s sole and absolute discretion, offer for sale, or sell, from or at the Premises any merchandise, goods or other items which (a) contain the Luxor Hotel and Casino or similar or related logos, (b) are merchandise themes related to (i) Las Vegas without being used in conjunction with Titanic and/or Bodies branded merchandise, (ii) the Luxor Hotel and Casino or (iii) entertainment (other than that being presented at the Premises) being held at the Hotel Complex or other Hotel Complex special events during the dates the entertainer or special event is occurring.
Section 8.2. Prompt Occupancy and Use.
     Tenant will occupy the Bodies Exhibition upon the Bodies Exhibition Commencement Date and the Titanic Exhibition upon the Titanic Exhibition Commencement Date and the King of the World/High Tea/TBD Venue/Iceberg Bar upon the King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date and thereafter conduct the businesses permitted under Section 8.1 hereof on such days, and during such hours, as are required in Section 8.3 of this Lease with a full staff and full stock of merchandise and goods, using only such minor portions of the Premises for storage and office purposes as are reasonably required. The parties agree that Landlord has relied upon Tenant’s occupancy and operation in accordance with the foregoing provisions. Because of the difficulty or impossibility of determining Landlord’s damages which would result from Tenant’s violation of such provisions including, but not limited to, damages from loss of Percentage Rent from Tenant and other tenants, and diminished salability, leaseability, mortgageability or economic value of the Hotel Complex, Landlord shall be entitled to liquidated damages if Landlord elects to pursue such remedy. Therefore, for any day that Tenant does not comply in all material respects with the provisions of this Section 8.2 and Section 8.3, the Minimum Monthly Rent, prorated on a daily and square foot (if less than all of the Premises are effected) basis, shall be increased during such day by fifty percent (50%), such increased sum representing the damages, which the parties agree Landlord will suffer by Tenant’s noncompliance. In addition to all other remedies, Landlord shall have the right to obtain specific performance by Tenant upon Tenant’s failure to comply with the provisions of this Section.
     Section 8.3. Conduct of Business and Cover Charge.
     Tenant’s business at the Premises shall at all times be conducted under the Required Trade Names. Subject to the provisions of this Section, the minimum hours of operation (the “Minimum Hours of Operation”) for the following spaces shall be as follows:
Bodies Exhibition: from 10:00 a.m. until 10:00 p.m.
Titanic Exhibition: from 10:00 a.m. until 10:00 p.m.
Photographic Effect: from 10:00 a.m. until 10:00 p.m.
Retail Shops: from 10:00 a.m. until 10:00 p.m.
High Tea Room: from 4:00 p.m. until 6:00 p.m.
TBD Venue: from TBD until TBD.
Iceberg Bar: from 10:30 a.m. until 3:00 a.m.
     Tenant will not remain open additional hours or reduce Tenant’s hours of operation without obtaining Landlord’s advance written approval and such approval shall be at Landlord’s sole and absolute discretion. Notwithstanding the foregoing, Landlord reserves the right, upon at least thirty (30) days prior written notice, to require Tenant to open the Premises late, keep the Premises closed, or close the Premises early, or any portion thereof, on U.S. and/or State of Nevada designated holidays, days upon which special events are being held at the Hotel Complex or at any other time when, in Landlord’s sole judgment such action is necessary to protect guests or patrons of the Hotel Complex, Landlord’s employees or Tenant’s employees, and/or the property of Landlord or Tenant. Tenant hereby agrees to abide by such requirements so long as similar requirements are placed upon similarly situated tenants within the Hotel Complex. Minimum Monthly Rent, Minimum Gross Sales and attendance minimums required by Section 4.6 shall be equitably adjusted if any such changed hours of operation are required by Landlord.
     Unless permitted by applicable law, no one under the age of twenty-one (21) may be admitted to any bar or lounge area. Tenant shall not materially restrict the use of the Premises by guests or patrons of the Hotel Complex nor conduct any private parties therein without the prior written consent of Landlord, which consent shall be granted or withheld at Landlord’s sole and absolute discretion. Without limiting the foregoing or anything to the contrary contained herein, all details of any special event which Tenant desires to hold on the Premises shall be subject to the prior written consent of Landlord.
     Each and every aspect of Tenant’s queue/staging line(s) for the Premises including, but not limited to, the location(s) and operation thereof, and any changes thereto, are subject to the prior written approval of Landlord — as such approval may be modified, withdrawn and/or reissued by Landlord from time-to-time as determined by Landlord to be necessary in light of the operation of the Hotel Complex, in Landlord’s sole and absolute discretion.
     Notwithstanding anything to the contrary contained herein, Tenant shall not be subject to penalty or deemed in default hereunder if Tenant fails to open or if Tenant at any time fails to operate within the entirety of the Premises due to events of force majeure (as defined in Section 24.5), or during any periods of repairs or alteration which can not be commenced and completed during the hours in which Tenant is normally closed. In such events, Tenant shall be permitted to close or partially close on an “as needed basis” to make whatever repairs or alterations are necessary to maintain the first class facilities that exist at the date of opening. Tenant shall use reasonable efforts to commence any and all such work so as to minimize any closure. Except in cases of emergency repairs, Tenant shall provide Landlord with not less than five (5) days prior notice of Tenant’s intention to close and reasons therefore. Tenant shall be permitted to close five (5) days per Lease Year for taking of inventory and minor refurbishment.
     Landlord will provide a box office system, box office labor, internet booking engine and phone ticket sales. Landlord shall also provide a broker sales liaison. Tenant shall have the right to negotiate ticket broker deals but such deals are subject to Landlord’s approval not to be unreasonably withheld. Those brokers will report sales and follow other Luxor box office procedures. Except for tickets sold by brokers directly employed by Tenant, tickets for the Bodies Exhibition and Titanic Exhibition shall be sold exclusively through Landlord’s box office. Landlord will be entitled to charge a box office service fee on each ticket sold by it in the amount of ten percent (10%) of the ticket price not including taxes, One Dollar ($1.00) for tickets sold by 1/2 price brokers and Two and 50/100 Dollars ($2.50) for tickets sold by any other broker . Landlord and Tenant must agree to any increase in box office service fees. Box office service fees payable to Landlord will be added to the face price of the ticket. Landlord shall retain and Tenant shall have no interest in the box office service fee. Average ticket prices for the Bodies Exhibition and the Titanic Exhibition will initially be Twenty Dollars ($20.00). Landlord shall remit all net box office proceeds (ticket proceeds less taxes, box office service fees, credit card processing fees, credit card charge backs, ticket refunds and ticket broker fees and charges) to Tenant on a weekly basis. Landlord shall collect and remit to the appropriate recipient all applicable taxes (including LET) with respect to all tickets sold through its box office.
     In the event that Landlord fails to transfer net box office funds due to Tenant under this Section 8.3 by 5:00 pm PST on the day following the end of each week, Landlord shall pay Tenant a late fee of One Thousand and No/100 Dollars ($1,000.00) per day, in addition to the amount due, until the amount due is paid in full. Additionally, Landlord shall pay interest on any past due amounts at the rate set forth in Section 4.7.
Section 8.4. Operation by Tenant.
     A. Tenant covenants and agrees that it will: not place or maintain any merchandise, goods, vending machines or other articles in any vestibule or entry of the Premises or outside the Premises, not permit any gaming or gaming devices in the Premises; store garbage, trash, rubbish and other refuse in rat-proof and insect-proof containers inside the Premises, and remove the same frequently and regularly and, if directed by Landlord, by such means and methods and at such times and intervals as are designated by Landlord, all at Tenant’s expense; not permit any sound system audible, or objectionable advertising medium visible, outside the Premises; keep all mechanical equipment free of vibration and noise and in good working order and condition; not commit or permit waste or a nuisance upon the Premises; not permit or cause odors to emanate or be dispelled from the Premises; not solicit business in the Common Areas; not distribute advertising matter to, in or upon any Common Areas; not permit the loading or unloading or the parking or standing of delivery vehicles outside any area designated therefor, nor permit any use of vehicles which will interfere with the use of any Common Areas; comply with all laws, recommendations, ordinances, rules and regulations of governmental, public, private and other authorities and agencies, including those with authority over insurance rates, with respect to the use or occupancy of the Premises, and including but not limited to OSHA and ADA; light the show windows of the Premises and all signs each night of the year; not permit any noxious, toxic or corrosive fuel or gas, dust, dirt or fly ash on the Premises; not place a load on any floor in the Hotel Complex which exceeds the floor load per square foot which such floor was designed to carry. Notwithstanding the foregoing, Tenant shall obtain Landlord’s advance written consent, which consent shall be at Landlord’s sole and absolute discretion as to the presentation, audio, volume and content of all visual displays and projections shown on the exterior walls of the Premises.
     B. Tenant acknowledges that Landlord’s security department and security officers are not responsible for providing security services in the Premises and that all such responsibility is the obligation of Tenant. In no event shall Landlord be liable to Tenant or any third-party for the security department’s failure to respond to a request for aid or assistance by Tenant.
     C. Tenant, in the conduct of Tenant’s business, will maintain price schedules competitive with prices for similar products and services as charged by similar businesses, if any, in other first class resort hotels on the “Strip” in the Las Vegas, Nevada area.
     D. Tenant’s method of conducting Tenant’s business in the Premises shall at all times be in keeping with and not inconsistent with or detrimental to the operation by Landlord of an exclusive, first-class resort hotel facility. Landlord reserves the right to disapprove any item of merchandise or goods which it deems to be inappropriate, offensive or contrary to the intended use of the Premises and Tenant shall remove such item from the Premises upon Landlord’s written notice. If any criminal and/or civil action or proceeding is initiated by any law enforcement agency or authority, including an attorney general, against Tenant or any of its subsidiaries, Affiliates and/or related entities related to the Bodies Exhibition, any such action or proceeding shall constitute good cause for Landlord to terminate Tenant’s right to present the Bodies Exhibition at the Premises. Any such action by Landlord shall not affect Tenant’s obligation to pay Minimum Monthly Rent and other charges due under this Lease. Tenant shall have the option to propose alternative uses of the space but any new use shall be subject to Landlord’s prior written approval exercising sole and absolute discretion. Landlord shall also be permitted to terminate Tenant’s right to present the Bodies Exhibition in the Premises if Landlord determines, in its reasonable discretion, that the Bodies Exhibition negatively impacts the Hotel Complex and/or Landlord’s reputation, good will, and/or image. Any such action by Landlord shall be deemed for good cause and shall not affect Tenant’s obligation to pay Minimum Monthly Rent and other charges due under this Lease. Tenant shall have the option to propose alternative uses of the space but any new use shall be subject to Landlord’s prior written approval exercising sole and absolute discretion. If Tenant’s right to present the Bodies Exhibition has been terminated by Landlord under this subsection and the parties have not agreed to a new use within six (6) months, Tenant shall pay additional Minimum Monthly Rent equal to fifty percent (50%) of the then current Minimum Monthly Rent for the Premises until such time as a new use is agreed to, if ever.
     E. In the event that Tenant maintains a “No Refund” policy or a “No Return — Exchanges Only” policy on admissions, merchandise and/or goods, Tenant shall post a sign at each register to inform customers of such policy.
     F. Tenant hereby acknowledges that the Clark County Health District (“Health District”) inspects food establishments located in Clark County, Nevada for the purpose of noting violations (each a “Violation”) of the Health District’s codes, standards and/or rules relative to the sanitary operation of food establishments. As a result of such inspections, the Health District issues ratings of A (with A being the highest — food establishments with the least Violations), B, C, D and F (with F being the lowest) (each a “Rating”). Landlord and Tenant hereby agree that tenants located in first class resort/hotel facilities must meet all of the Health District’s codes, standards and/or rules and operate in the safest, most sanitary way possible. As a result, Landlord and Tenant hereby agree that an A Rating is required for the Premises, or any portion thereof, to be operating in accordance with the operation of a first class resort/hotel facility. Therefore, if Tenant’s Rating relative to the Premises, or any portion thereof, is downgraded below an A, and without limiting any other provision of this Lease, the following shall apply:
     (i) If Tenant’s Rating for the Premises is downgraded to a B, Tenant shall have three (3) business days from the time of such downgrading to correct each Violation (or such shorter or longer period of time as required by the Health District to correct such violation) and request the Health District to re-inspect the Premises. Such request shall be addressed to the Health District and shall be in writing, and Tenant shall forthwith provide a copy of such request to Landlord. If the Health District reinspects the Premises but, following such reinspection, does not reinstate Tenant’s A Rating, Tenant shall be deemed to have caused a material breach of, and to be in default under, this Lease. In that event, Tenant shall have an additional three (3) business days to correct each Violation and if Tenant fails to correct each Violation to the satisfaction of Landlord and within such three (3) business days period, Landlord may, in Landlord’s sole and absolute discretion, terminate this Lease.
     (ii) If Tenant’s Rating for the Premises is at any time downgraded to a C or lower, Tenant shall have three (3) business days from the time of such downgrading to correct each Violation (or such shorter or longer period of time as required by the Health District to correct such violation) to the satisfaction of Landlord and request the Health District to reinspect the Premises. Such request shall be addressed to the Health District and shall be in writing, and Tenant shall forthwith provide a copy of such request to Landlord. If the Health District reinspects the Premises but, following such reinspection, does not reinstate Tenant’s A Rating, or if Tenant fails to correct each Violation to the satisfaction of Landlord, Tenant shall be deemed to have caused a material breach of, and to be in default under, this Lease. In that event, Tenant shall have an additional three (3) business days to correct each Violation and if Tenant fails to correct each Violation to the satisfaction of Landlord and within such three (3) business days period, Landlord may, in Landlord’s sole and absolute discretion, terminate this Lease.
     (iii) Notwithstanding subparagraphs (i) and (ii) above, If Tenant’s Rating for the Premises is downgraded to a B or lower more than three (3) times during any consecutive eighteen (18) month period (whether or not Tenant’s Rating is in any such case reinstated to an A but excluding any downgrade which is later rescinded by the Health District as opposed to the reinstatement of an A rating), Tenant shall be deemed to have caused a material breach of, and to be in default under, this Lease. In that event, Landlord may, in Landlord’s sole and absolute discretion, terminate this Lease pursuant to Article XVII of this Lease.
Without limiting the foregoing or any other provision of this Lease, Landlord reserves the right to enter the Premises at any time, without notice and at Tenant’s sole cost and expense to cure a Violation which creates, in Landlord’s reasonable judgment, an immediate risk of injury or illness to guests and/or patrons of the Hotel Complex. Tenant shall promptly notify Landlord in writing each time that Tenant’s Premises is inspected by the Health District and Tenant shall forthwith provide to Landlord copies of any and all correspondence, Violations, citations, documents or other information received from, sent to, or in connection with, the Health District and the Premises.
     G. Tenant shall forthwith notify Landlord in writing each time that the Premises is inspected by, or Tenant receives a citation, notice of violation or citation, or inquiry, from the Nevada Industrial Relations Division or the United States Department of Occupational Safety and Health (each an “OSHA Enforcement Agency”) or any other regulatory body. In addition, Tenant shall forthwith provide to Landlord copies of any and all correspondence, violations, citations, documents or other information received from, sent to, or in connection with, the Premises and an OSHA Enforcement Agency. In the event Tenant is cited or notified by an OSHA Enforcement Agency of a violation of any law, recommendation, ordinance, rule, regulation or requirement enforced by an OSHA Enforcement Agency including, but not limited to, the Occupational Safety and Health Act, and without limiting any other provision of this Lease, Tenant shall promptly (but in no event later than the time allowed by the OSHA Enforcement Agency ) respond to the citation or violation in writing addressed to the OSHA Enforcement Agency (a copy of which Tenant shall at the same time provide to Landlord) and correct the violation(s) in question to the satisfaction of the OSHA Enforcement Agency and Landlord. All notices, documentation and information to be provided by Tenant to Landlord pursuant to this subsection shall be sent to the Luxor Hotel and Casino, Safety Department, 3900 Las Vegas Boulevard South, Las Vegas, Nevada 89119.

     H. Notwithstanding the foregoing or anything to the contrary contained herein, in the event a dispute shall arise between Tenant and any of Tenant’s customers concerning the acceptability of Tenant’s services, merchandise or goods which results in a customer demanding a refund from Landlord, Landlord may in good faith and in the exercise of a reasonable business judgment make such refund or rebate to avoid embarrassment to the Hotel Complex and to retain the goodwill of Tenant’s customers. In such case, Tenant will forthwith reimburse Landlord in the amount of such refund or rebate.
     I. Tenant may not store, use or operate any equipment at the Hotel Complex which interferes with the operation of any other equipment at the Hotel Complex by any other tenant, licensee, contractor or subcontractor.
Section 8.5. Sponsorships.
     A. Tenant acknowledges that from time to time Landlord may agree to utilize certain designated brands of beverage items on a company-wide basis, (e.g. Landlord may contract with a selected supplier of carbonated beverages to utilize such supplier’s brands). Upon receipt of a notice specifying the terms of such sponsorship arrangement, Tenant agrees to comply therewith. A list of Pepsi-Co. products and Anheuser Busch products (offer core brands) are attached hereto as Exhibit “C”.
     B. Tenant acknowledges that Landlord has entered into, or may in the future enter into, other product, service, sponsorship or marketing agreements with third parties, which may require that only certain products be offered for sale or used within the Hotel Complex, including the Premises. Tenant agrees that upon reasonable notice from Landlord, it will abide by the terms and conditions of such agreements as they may relate to product use within the Premises. Nothing contained herein, though, shall require Tenant to use a specific product if Tenant does not offer any product of that type (i.e. since Tenant has no right to sell film from the Premises, it is not obligated to purchase product from Landlord’s film sponsor).
     C. Notwithstanding anything set forth above, Tenant may engage sponsors which are approved by Landlord (in Landlord’s sole and absolute discretion) for any items not then subject to a sponsorship granted by Landlord, and all revenues associated therewith shall be included in Gross Sales for purposes of calculating Percentage Rents. Notwithstanding the foregoing, any such sponsorship agreement must provide for termination, and must be terminated within thirty (30) days after notice from Landlord, if Landlord subsequently enters into a competing sponsorship for the Hotel Complex. If prepaid sponsorship funds are required to be refunded to any terminated sponsor, Tenant will receive a credit against Gross Sales for all such sums actually refunded.
Section 8.6. Vending Machines.
     Except for penny press machines, Tenant shall not, without Landlord’s prior written approval, operate or permit to be operated on the Premises any coin or token operated vending machines or similar device for the sale or leasing to the public of any goods, wares, merchandise, food, beverages, and/or service including, without limitation, pay telephones, pay lockers, pay toilets, scales and amusement devices.
Section 8.7. Tenant’s Security.
     Tenant shall immediately notify Landlord, by calling Landlord’s Security Dispatch, in the event that (a) Tenant has called for the police, fire department and/or emergency medical technicians/paramedics to respond to the Premises or (b) Tenant is preparing to eject someone from the Premises (regardless of the reason). In the event of an ejection pursuant to subsection (b) above, Tenant shall notify Landlord’s Security Dispatch of such ejection a sufficient time before such ejection takes place to allow Landlord’s Security Department to promptly respond and be present near the entrance of the Premises when such person is ejected.
Section 8.8. Guest Relations.
     A. Tenant acknowledges that the Hotel Complex is a first class hotel and that the maintenance of Landlord’s and the Hotel Complex’s reputation and the goodwill of all of Landlord’s guests and invitees is absolutely essential to Landlord and that any impairment thereof whatsoever will cause great damage to Landlord. Tenant therefore covenants that it shall operate the Premises in accordance with the highest standards of honesty, integrity, quality and courtesy so as to maintain and enhance the reputation and goodwill of Landlord and the Hotel Complex. Tenant shall continuously monitor the performance of each of Tenant’s employees at the Premises to insure that such standards are consistently maintained. Tenant therefore further agrees, as a material inducement to Landlord, that repeated failure to maintain such standards or repeated complaints from customers or guests which, in each case, are communicated specifically in writing to Tenant in a timely manner, for which, in Landlord’s reasonable judgment, Tenant has no suitable explanation, shall be deemed a material breach by Tenant to perform conditions and covenants of this Lease.
     B. Tenant hereby acknowledges that Landlord from time to time contracts with a professional service industry shopping service (the “Secret Shopper”), for the Secret Shopper to professionally shop the Hotel Complex as directed by Landlord. Following each such shopping exercise (each a “Shopping Exercise”), the Secret Shopper prepares a detailed report (a “Secret Shopper Report”) which grades, on a one hundred percent (100%) scale (with 100% being the best and 0% being the worst) (the “Secret Shopper Grade”) the service experienced by the Secret Shopper during each Shopping Exercise in each functional area at the Hotel Complex which was shopped. Landlord and Tenant hereby agree that the Secret Shopper Grade for Tenant’s operations will be a valuable source of information with regard to whether Tenant is meeting the required standards set forth in this Lease. In that regard, and without limiting any other provision contained in this Lease, Landlord and Tenant agree that a Secret Shopper Grade below ninety percent (90%) (the “Minimum Secret Shopper Grade”) is not acceptable. Tenant therefore further agrees, as a material inducement to Landlord, that if Tenant’s Secret Shopper Grade is below ninety percent (90%) during any two (2) consecutive Secret Shopper Shopping Exercises of the Premises, Landlord shall give Tenant written notice of the same, including a copy of the Secret Shopper Report or Reports that are at issue, and Tenant shall promptly take commercially reasonable efforts to cure said default. The failure by Tenant to substantially cure such a default within thirty (30) days written notice hereunder shall be deemed to have caused a material breach of, and to be in default under, this Lease. Landlord shall promptly notify Tenant of Tenant’s Secret Shopper Grade and provide Tenant with a copy of the applicable Secret Shopper Report for each Secret Shopper Shopping Exercise of the Premises.
     C. Guests of the Hotel Complex shall be permitted to charge purchases from Tenant to their room account through Tenant’s point-of-sale system which must, at Tenant’s sole cost and expense, interface with the Hotel Complex’s customer loyalty, hotel management and credit card processing system. Neither party shall be responsible for uncollected or uncollectible charges. However, if Tenant was paid for any amounts later charged back, Landlord shall be entitled to deduct any such amount from any future payment due to Tenant. Tenant shall install, at Tenant’s sole cost and expense, and use Landlord’s point-of-sale cash register in order to record all guest charges. Tenant agrees to comply with all rules and regulations, which Landlord may, in Landlord’s reasonable discretion, adopt from time to time to facilitate charges to rooms and/or to minimize uncollected charges.
     (i) Landlord shall cause to be prepared and delivered to Tenant a bi-monthly accounting of all charges to Hotel Complex guest accounts by Tenant’s customers and concurrently therewith shall deliver to Tenant any sums collected with respect to such charges less two percent (2%) thereof which shall be retained by Landlord to reimburse Landlord for Landlord’s costs of collection. If any customer account was paid to Landlord by credit card but not in connection with a room charge and subject to the two percent (2%) charge set forth in the preceding sentence, Landlord shall also deduct from the amounts due to Tenant such charges as the credit card company may assess against, or with respect to, that customer account.
     (ii) In the event that any Hotel Complex guest pays any portion of his/her bill but refuses to pay any charges of Tenant, Tenant agrees separately to bill such guest and to pursue collection independent of Landlord. In the event Tenant determines that collection efforts are necessary to collect an unpaid bill by one of Tenant’s customers, Tenant shall inform Landlord in writing of the identity of such customer at least five (5) days prior to the commencement of any collection effort.
     D. Tenant acknowledges that Landlord contracts with various survey companies to survey guests regarding their experience(s) at the Hotel Complex. Ratings are obtained (and will be obtained for Tenant’s operations) concerning (a) friendly service, (b) promptness of service, (c) quality of goods/services, (d) decor and ambience and (e) intent to return on next visit. Landlord and Tenant agree that percentage ratings will be calculated for Tenant’s operations and will be a valuable source of information with regard to whether Tenant is meeting the required standards set forth in this Lease. In that regard, and without limiting any other provision contained in this Lease, Landlord and Tenant agree that a “Strongly Agree” or “Agree” rating below ninety percent (90%) (the “Minimum Survey Standard Percentage”) in the following categories or such other categories as Landlord may from time to time designate (collectively the “Survey Categories”) are not acceptable: (a) friendly service, (b) promptness of service, and (c) quality of goods/services. Tenant therefore further agrees, as a material inducement to Landlord, that if:

     (i) the ratings for Tenant in any of the three (3) Survey Categories would be below the Minimum Survey Standard Percentage for three (3) consecutive computation periods, Landlord would notify Tenant in writing of the Survey Categories that have failed during that period to meet or exceed the Minimum Survey Standard Percentage and the actual percentage rating for the Survey Categories in question, and provide to Tenant a complete written copy of data or reports underlying such results; and
     (ii) the respective ratings for Tenant in the one (1) or more Survey Test Categories referenced in Landlord’s notice to Tenant pursuant to subsection 8.8(E)(i) are not equal to, or above, the Minimum Survey Standard Percentage during the sixty (60) day period immediately following the date of such notice,
Tenant would be deemed to have caused a material breach of, and to be in default under, this Lease. Following Tenant’s receipt of Landlord’s notice pursuant to subsection (i) above and upon Landlord’s receipt of Tenant’s request therefor, Landlord would furnish Tenant with true and accurate copies of the relevant portion(s) of each Survey used to calculate the ratings, as applicable, for the Survey Categories, and during the computation periods, referenced in such notice.
Section 8.9. Liquor License.
     Promptly after execution of this Lease, Tenant or any third party concession which has been approved by Landlord exercising its sole and absolute discretion, shall make application for a liquor license in order to be able to provide liquor service at the Premises. If Tenant is unable to obtain a liquor license on or before the King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date, such failure will, at Landlord’s option, constitute an event of default under this Lease. Should the Premises open for business prior to Tenant’s obtaining the necessary liquor license(s), then Landlord shall have the right utilizing Landlord’s employees (but not the obligation) to provide liquor service to the Premises for so long as Tenant does not hold the necessary liquor license(s) and, in that event, (a) Landlord shall be entitled to retain all liquor revenue derived therefrom and Tenant shall have no claim or right thereto but (b) Tenant shall be entitled to a credit against rent due and payable hereunder only during such time as Landlord is providing such liquor service to the Premises pursuant to this Section in an amount equal to the amount of Percentage Rent that would have otherwise been due under this Lease solely on such liquor service as if such liquor service had been provided by Tenant during such time.
Section 8.10. Storage.
     Tenant shall store in the Premises only merchandise, goods and inventory, which Tenant intends to sell at, in or from, or display at, the Premises, within a reasonable time after receipt thereof.
Section 8.11. Painting, Decorating, Displays, Alterations.
     Tenant will not paint, decorate or change the architectural treatment of any part of the exterior of the Premises nor any part of the interior of the Premises visible from the exterior nor make any structural alterations, additions or changes in the Premises without Landlord’s written approval thereto, and will promptly remove any paint, decoration, alteration, addition or changes applied or installed without Landlord’s approval and restore the Premises to an acceptable condition or take such other action with respect thereto as Landlord directs.
Section 8.12. Other Operations.
     Tenant hereby agrees that if during the Lease Term, Tenant or any entity controlling, controlled by or under common control with Tenant (any of the foregoing an “Affiliate”), as well as the officers and/or directors of Tenant listed in Exhibit “F”, directly or indirectly operates, manages or has any interest whatsoever in any other business located in Clark County, Nevada (a) based in any material respect upon the concept, décor, theme or design of the Premises or (b) which in any way uses a Required Trade Name (each a “Competing Establishment”), such Competing Establishment will injure Landlord’s ability and right to receive Percentage Rent (such ability and right being a major consideration for this Lease). Accordingly, if Tenant, including Tenant’s officers and/or directors listed in Exhibit “F”, directly or indirectly operates, manages or has any such interest in any Competing Establishment, Landlord, at its option may terminate this Lease pursuant to Article XVII of the Lease or elect to have one hundred percent (100%) of all sales made from any such Competing Establishment included in the computation of Gross Sales for the purpose of determining Percentage Rent under this Lease as though said Gross Sales had actually been made at, in or from the Premises. Tenant hereby agree that Landlord shall have all rights of inspection of books and records with respect to any such Competing Establishment as Landlord has with respect to the Premises; and Tenant shall furnish to Landlord such reports with respect to Gross Sales from such Competing Establishment as Tenant is herein required to furnish with respect to the Premises.
Section 8.13. Emissions and Hazardous Materials.
     Tenant shall not, without the prior written consent of Landlord, cause or permit, knowingly or unknowingly, any Hazardous Material (hereinafter defined) to be brought or remain upon, kept, used, discharged, leaked, or emitted in or about, or treated at the Premises or the Hotel Complex; provided however, that Tenant may bring upon the Premises and store and use therein, commercially reasonable amounts of materials commonly used in the day to day maintenance and operation of the Premises (e.g., cleaning solvents, photocopier toner and the like); provided further however, that any such handling, storage and use shall be strictly in accordance with all environmental and other laws applicable to the Premises and the Hotel Complex. If it becomes necessary or advisable to remove, alter or otherwise disturb any Hazardous Materials which may exist in the Premises as of the date hereof (including without limitation, the existing IMAX Theatre or facilities relating thereto), Tenant, at its cost, shall comply with the “Environmental Audit” procedures set forth below and shall be responsible for all costs and expenses relating to any such removal, alteration or disturbance. As used in this Lease, “Hazardous Material(s)” shall mean any hazardous, toxic or radioactive substance, material, matter or waste which is or becomes regulated by any federal, state or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement, and shall include asbestos, petroleum products and the terms “Hazardous Substance” and “Hazardous Waste” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 U.S.C. §9601 et seq. (“CERCLA”), and the Resource Conservation and Liability Act, as amended 42 U.S.C. §9601 et seq. (“RCRA”). To obtain Landlord’s consent, Tenant shall prepare an “Environmental Audit” for Landlord’s review. Such Environmental Audit shall list/contain: (1) the name(s) of each Hazardous Material and a Material Safety Date Sheet (MSDS) as required by the Occupational Safety and Health Act; (2) the volume proposed to be used, stored and/or treated at the Premises (monthly); (3) the purpose of such Hazardous Material; (4) the proposed on-premises storage location(s); (5) the names) of the proposed off-premises disposal entity; and (6) an emergency preparedness plan in the event of a release. Additionally, the Environmental Audit shall include copies of all required federal, state, and local permits concerning or related to the proposed use, storage, or treatment of any Hazardous Material(s) at the Premises. Tenant shall submit a new Environmental Audit whenever it proposes to use, store, or treat a new Hazardous Material at the Premises or when the volume of existing Hazardous Materials to be used, stored, or treated at the Premises expands by ten percent (10%) during any thirty (30) day period. If Landlord, in Landlord’s reasonable judgment, finds the Environmental Audit acceptable, then Landlord shall deliver to Tenant Landlord’s written consent. Notwithstanding such consent, Landlord may revoke Landlord’s consent if (1) Tenant fails to remain in full compliance with applicable environmental permits and/or any other requirements under any federal, state, or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement (including but not limited to CERCLA and RCRA) related to environmental safety, human health, or employee safety; (2) Tenant’s business operations pose or potentially pose a human health risk to other tenants; or (3) Tenant expands Tenant’s use, storage, or treatment of any Hazardous Material(s) in a manner inconsistent with the safe operation of a hotel/casino. Should Landlord consent in writing to Tenant using, storing or treating any Hazardous Material(s) in or upon the Premises or the Hotel Complex, Tenant shall strictly obey and adhere to any and all federal, state or local laws, ordinances, orders, rules, regulations, codes or any other governmental restrictions or requirements (including but not limited to CERCLA and RCRA) which in any way regulate, govern or impact Tenant’s, use, storage or treatment of said Hazardous Material(s). In addition, Tenant represents and warrants to Landlord that (1) Tenant shall apply for and remain in compliance with any and all federal, state or local permits required by its operations at the Premises in regard to Hazardous Material(s); (2) Tenant shall report to any and all applicable governmental authorities any release at the Premises of reportable quantities of any Hazardous Material(s) as required by any and all federal, state or local laws, ordinances, orders, rules, regulations, codes or any other governmental restrictions or requirements; (3) Tenant, within five (5) days of receipt, shall send to Landlord a copy of any notice, order, inspection report, or other document issued by any governmental authority relevant to Tenant’s compliance status at the Premises with environmental or health and safety laws; and, (4) Tenant shall remove from the Premises all Hazardous Material(s) at the termination of this Lease.
     In addition to, and in no way limiting, Tenant’s duties and obligations as set forth in Section 11.6 of this Lease, should Tenant breach any of Tenant’s duties and obligations as set forth in this Section, or if the presence of any Hazardous Material(s) on the Premises results in contamination of the Premises, the Hotel Complex, any land other than the Hotel Complex, the atmosphere, or any water or waterway including groundwater, or if contamination of the Premises or of the Hotel Complex by any Hazardous Material(s) otherwise occurs for which Tenant is otherwise legally liable to indemnity or reimburse Landlord for damages resulting therefrom, Tenant shall indemnify, save harmless and, at Landlord’s option and with attorneys approved in writing by Landlord, defend Landlord, and Landlord’s parent company, subsidiaries and affiliates, and their respective directors, officers, employees, agents, contractors, partners and mortgagees, if any, from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action, and losses of any and every kind and nature (including, without limitation, diminution in value of the Premises or the Hotel Complex, damages for the loss or restriction on use of the rentable or usable space or of any amenity of the Premises or the Hotel Complex, damages arising from any adverse impact on marketing space in the Hotel Complex, and sums paid in settlement of claims and for attorney’s fees, consultant fees and expert fees, which may arise during or after the Lease Term or any extension thereof as a result of such contamination). This includes, without limitation, costs and expenses, incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence of Hazardous Material(s) on or about the Premises or the Hotel Complex, or because of the presence of Hazardous Material(s) anywhere else which came or otherwise emanated from Tenant or the Premises. Without limiting the foregoing, if the presence of any Hazardous Material(s) on or about the Premises or the Hotel Complex caused or permitted by Tenant results in any contamination of the Premises or the Hotel Complex, Tenant shall, at Tenant’s sole expense, promptly take all actions and expense as are necessary to return the Premises and/or the Hotel Complex to the condition existing prior to the introduction of any such Hazardous Material(s) to the Premises or the Hotel Complex; provided, however, that Landlord’s approval of such actions shall first be obtained in writing.
Section 8.14. Sales and Dignified Use.
     No public or private auction or any fire, “going out of business,” bankruptcy or similar sales or auctions shall be conducted in or from the Premises. The Premises shall not be used except in a dignified and ethical manner consistent with the general high standards of the Hotel Complex and not in a disreputable or immoral manner or in violation of any federal, state or local laws, rules, regulations or ordinances. Further, Tenant shall not conduct business in an obscene, lewd or pornographic manner; in any manner that would bring disrepute to Landlord; or in violation of NRS 598.0915 or Clark County Code Chapter 8.20.
Section 8.15. Gaming Authorities.
     If at any time (i) Tenant, or any person associated in any way with Tenant, is denied a license, found unsuitable, or is denied or otherwise unable to obtain any other Approval (as defined herein) with respect to the Premises, or the Hotel Complex by the Nevada Gaming Commission or any other agency or subdivision of the State of Nevada, or any other agency or subdivision thereof or any other governmental body which regulates gaming (collectively “Gaming Authorities”), is required by any Gaming Authority to apply for an Approval and does not apply within any required time limit, as the same may be extended by such Gaming Authority, withdraws any application for Approval other than upon a determination by the applicable Gaming Authority that such Approval is not required, and if the result of the foregoing has or would have an adverse effect on Landlord or any Affiliate (as defined herein) of Landlord or does or would materially delay obtaining any Approval; or (ii) any Gaming Authority commences or threatens to commence any suit or proceeding against Landlord or any Affiliate of Landlord or to terminate or deny any Approval of Landlord or any Affiliate of Landlord as a result of Tenant or any person associated with Tenant (all of the foregoing events described in (i) and (ii) above are collectively referred to as a “Denial”), Landlord may terminate this Lease by written notice to Tenant; provided, however, that if Landlord exercises Landlord’s right to terminate this Lease pursuant to this Section solely as the result of an association of Tenant, this Lease shall not terminate if Tenant ends such association within ten (10) days of such notice of termination or within such longer period of time, if any, as the Gaming Authority gives for terminating such association. Tenant and all such persons associated with Tenant shall promptly, and in all events within any time limit established by law, regulation or such Gaming

Authority, furnish each Gaming Authority any information requested by such Gaming Authority and shall otherwise fully cooperate with all Gaming Authorities. A person shall be deemed associated with Tenant if that person directly or indirectly owns any equity interest in Tenant, any equity interest in such person is directly or indirectly owned by Tenant, any equity interest in such person is directly or indirectly owned by a person directly or indirectly having any equity interest in Tenant (all of the foregoing are hereinafter referred to as “Tenant Affiliates”), such person is employed by Tenant or a Tenant Affiliate, is an officer, director or agent of Tenant or a Tenant Affiliate, has any contractual relationship with Tenant or a Tenant Affiliate, furnishes services or property to Tenant or a Tenant Affiliate, or has the power to exercise a significant influence over Tenant or a Tenant Affiliate. Tenant represents to Landlord that neither Tenant, nor, to the best of Tenant’s knowledge, any person associated with Tenant is unwilling to file all necessary applications to obtain whatever Approvals may be required of such persons in connection with this Lease. To the best of Tenant’s knowledge, neither Tenant nor any person associated with Tenant has ever engaged in any conduct or practices, which any of the foregoing persons should reasonably believe would cause such person or entity to be denied any Approval. The term “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or any officer, director, trustee or general partner of either of such persons. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise. “Approval” means any license, finding of suitability or any other approval or permit by or from the Gaming Authorities.
Section 8.16. Tenant’s Employees/Collective Bargaining Agreements.
     A. Tenant shall staff the Premises with such number of Tenant’s employees as are reasonably required for the proper and efficient operation thereof. Tenant shall interview and give due consideration for employment to any Luxor employees that were employed in the IMAX Theatre, Arcade, Tut Museum, Tut Retail and/or IMAX Ridefilm. Notwithstanding the foregoing, though, Tenant may not, at any time, hire any of Landlord’s employees without Landlord’s prior written approval.
     Tenant shall, at Tenant’s cost, adopt for Tenant’s employees working at the Hotel Complex Landlord’s tenant employment drug testing program as it may change from time to time, a current copy of which is attached hereto as Exhibit “D”. Landlord shall provide to Tenant in writing any amendments thereto. Tenant’s failure to follow such drug testing program shall constitute a default subject to Section 17.1. Landlord may audit Tenant’s records regarding such program at any reasonable time during the Lease Term to assure that Tenant is complying, and/or has complied, with such program. Each of Tenant’s employees working at the Premises shall, at Tenant’s reasonable expense, attend an orientation program conducted by Landlord from time to time intended to educate tenant employees about the Hotel Complex. Furthermore, Tenant shall, at Tenant’s cost, conduct an employment eligibility (1-9 process) and a background security check on each of Tenant’s prospective employees, and take what it deems to be appropriate action based upon the results of each such employment eligibility and background security check. The background security check shall, at a minimum, include a background inquiry performed by the Las Vegas Metropolitan Police Department. Tenant’s failure to perform such employment eligibility and background security checks shall constitute a default subject to Section 17.1. Landlord may audit Tenant’s records regarding such employment eligibility and background security checks at any reasonable time during the Lease Term to assure that Tenant is complying with such requirement. In addition, Tenant’s on-site managers and other employees responsible for the day-to-day operation of Tenant’s businesses located at the Premises must submit to, and pass to the satisfaction of Landlord’s parent company, background checks conducted by the Corporate Security Department of Landlord’s parent company.
     Tenant hereby acknowledges and agrees that certain of Tenant’s employees working in Tenant’s businesses located at the Premises must be, and/or might be required to be, represented by the (a) Culinary Workers Union Local 776, (b) Bartenders Union Local 165, (c) International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artists and Allied Crafts of the United States and Canada, Local 720, (d) International Union of Operating Engineers, Local 501, AFL-CIO, (e) Professional, Clerical and Miscellaneous Employees, Teamsters Local Union No. 995, (f) United Brotherhood of Carpenters and Joiners of America, Southern California- Nevada Regional Council of Carpenters and It’s Affiliated Local Union #1780, and/or (g) International Union of Painters & Allied Trades, Local Union No. 159, AFL-CIO, as applicable. Tenant hereby acknowledges that Landlord is a signatory to collective bargaining agreements (collectively “Landlord’s Collective Bargaining Agreements”) with each of the foregoing entities relative to the Hotel Complex. Tenant hereby covenants and agrees that Tenant shall at all times comply with, adopt the applicable terms and conditions of, and, if required by the terms thereof, take and accept an assignment of and/or become a signatory to; as they relate to Tenant’s operation of the Premises, all of Landlord’s Collective Bargaining Agreements. In the event that there is a conflict between the terms and conditions of this Lease and the terms and conditions of any of those Landlord Collective Bargaining Agreements, the terms and conditions of those Landlord Collective Bargaining Agreements shall prevail. Further, and in addition to any other indemnity obligation contained herein, Tenant hereby covenants and agrees to indemnify, defend, save, and hold Landlord, and Landlord’s parent company, subsidiaries and affiliates, and their officers, directors, shareholders and employees, free, clear and harmless from, and against, any and all liabilities, losses, costs, expenses (including reasonable attorney’s fees), judgments, claims, liens, fines, penalties, and demands of any kind whatsoever caused by, resulting from, or in any way connected with, Tenant’s failure to comply with, adopt the applicable terms and conditions of, and/or take and accept an assignment of, and/or become a signatory to; as they relate to Tenant’s operation of the Premises, any of Landlord’s Collective Bargaining Agreements. Further, and in addition to any other indemnity obligation contained herein, Landlord hereby covenants and agrees to indemnify, defend, save, and hold Tenant, and Tenant’s parent company, subsidiaries and affiliates, and their officers, directors, shareholders, members and employees, free, clear and harmless from, and against, any and all liabilities, losses, costs, expenses (including reasonable attorney’s fees), judgments, claims, liens, fines, penalties, and demands of any kind whatsoever caused by, resulting from, or in any way connected with, Landlord’s failure to comply with, adopt the applicable terms and conditions of, and/or take and accept an assignment of, and/or become a signatory to, any of Landlord’s Collective Bargaining Agreements.
     B. Tenant shall not cause or permit Tenant’s employees to enter upon those areas of the Hotel Complex (other than the Premises) which are designated “Employees Only” as the parties acknowledge that for the purpose of this Section, “Employees” refers to the employees of Landlord and not to the employees of Tenant. However, Tenant shall, at

Landlord’s discretion, require that Tenant’s employees only enter and exit the Hotel Complex through the Hotel Complex’s employee entrance.
     C. Subject to the provisions of sub-paragraph A of this Section 8.16, as it applies to persons or work subject to the Landlord’s Collective Bargaining Agreements, Tenant shall, in Tenant’s sole discretion, fix the salary rate and provisions of employee benefits of Tenant’s employees and shall be responsible for all such salaries, employee benefits, social security taxes, federal and state unemployment insurance and any and all similar taxes relating to Tenant’s employees and for workers’ compensation coverage with respect thereto pursuant to applicable law. Tenant’s employees shall not be entitled to participate in, or to receive, any of Landlord’s employee benefit or welfare plans, and they shall not be deemed agents of Landlord for purposes of this Lease.
     D. Tenant’s employees shall have privileges in Landlord’s employee dining room if Tenant has first arranged to reimburse Landlord for such privileges at Landlord’s standard rate(s), which rate(s) may be changed by Landlord from time to time.
Section 8.17. Complimentaries.
     A. Landlord may desire to provide designated Hotel Complex guests with complimentary services, admissions, merchandise, food and/or beverages (“Complimentaries”) at the Premises. From time to time Landlord and Tenant shall develop procedures for authorization of complimentaries and for reimbursement by Landlord of Eighty Five percent (85%) of the full retail cost thereof, and the discount off the retail cost shall not be included in the computation of Gross Sales. Landlord and Tenant shall also develop procedures related to the reimbursement, and the amount thereof, as to any related gratuities. In the event Tenant desires to provide complimentary services, admissions, merchandise, food and/or beverages to any of Tenant’s guests in excess of One Hundred Thousand Dollars ($100,000.00) per Lease Year and subject to adjustment upon each Adjustment Date for any changes in the Consumer Price Index in the same manner as provided in Section 4.1A above, Tenant shall be responsible for payment of the full retail value thereof and the same shall be included in the computation of Gross Sales.
Section 8.18. Entertainment Zone.
     Tenant acknowledges that the Premises is located in an entertainment zone within a casino and that Landlord may, in Landlord’s sole and absolute discretion, offer or provide, or allow other persons to offer or provide, entertainment in the Hotel Complex outside the Premises.
Section 8.19. Live Animals.
     Tenant shall not without Landlord’s prior written approval keep, or permit the keeping of, any live animals of any kind in, about or upon the Premises.

Section 8.20. Marketing Package.
     Landlord agrees to provide Tenant with the signage, advertising and other marketing rights as set forth on Exhibit “K” attached hereto. Tenant shall be responsible for all production costs associated with such signage, advertising and other marketing materials.
ARTICLE IX
MAINTENANCE OF PREMISES
Section 9.1. Maintenance by Landlord.
     Landlord shall keep or cause to be kept the heating, ventilation and air conditioning stubbed to the exterior of the Premises and other parts of the Hotel Complex, and the electrical, plumbing, life safety and security systems of the Hotel Complex stubbed to the exterior of the Premises in good order, repair and condition except for damage thereto due to the acts or omissions of Tenant, Tenant’s agents, employees or invitees. Landlord shall commence required repairs as soon as reasonably practicable after receiving written notice from Tenant thereof. This Section 9.1 shall not apply in case of damage or destruction by fire or other casualty or condemnation or eminent domain, in which events the obligations of Landlord shall be controlled by Article XV and XVI. Except as provided in this Section 9.1, Landlord shall not be obligated to make repairs, replacements or improvements of any kind upon the Premises, or to any leasehold improvements, equipment, merchandise, goods, stock in trade, facilities or fixtures therein, all of which shall be Tenant’s responsibility, but Tenant shall give Landlord prompt written notice of any accident, casualty, damage or other similar occurrence in or to the Premises or the Common Areas of which Tenant has knowledge.
Section 9.2. Maintenance by Tenant.
     Except as otherwise expressly provided in Section 9.1 above, Tenant shall at all times keep the entire Premises and every part thereof including all entrances and vestibules and all slabs, exterior walls, columns, beams, roof and all other structural and non-structural elements, partitions, windows and window frames and moldings, glass, doors, door openers, fixtures including leasehold improvements, equipment and appurtenances thereof (including lighting, heating, electrical, plumbing (including applicable greasetraps), life safety, security systems, duct work, ventilating, air conditioning fixtures and systems, and any other component of the HVAC system within the Premises, and other mechanical equipment and appurtenances) and all other parts of the Premises, and parts of Tenant’s Work not on the Premises, if any, not required herein to be maintained by Landlord, in good order, condition and repair and clean, orderly, sanitary and safe, damage by unavoidable casualty and repairs that are occasioned by the willful misconduct and/or gross negligence of Landlord excepted, (including, but not limited to, doing such things as are necessary to cause the Premises to comply with applicable laws, ordinances, rules, regulations and orders of governmental and public bodies and agencies, such as but not limited to OSHA). If replacement of equipment, fixtures and appurtenances thereto is necessary to comply with the prior sentence, Tenant shall replace the same with new or completely reconditioned equipment, fixtures and appurtenances, and repair all damages done in or by such replacement. Without limiting the foregoing and if applicable, Tenant shall, at Tenant’s expense and at such times as Landlord deems appropriate, utilize Landlord’s designated contractor (so long as its charges are commercially reasonable) to clean any kitchen exhaust systems and ducts on the Premises. All such work shall be performed subject to Landlord’s standards and Tenant shall, following each such cleaning, provide Landlord with photographs and other certificates and receipts satisfactory to Landlord evidencing that such cleaning has been conducted. If Tenant fails to perform Tenant’s obligations hereunder within five (5) days after written demand by Landlord, Landlord without further notice may, but shall not be obligated to perform Tenant’s obligations or perform work resulting from Tenant’s acts, actions or omissions and add the cost of the same to the next installment of Minimum Monthly Rent due hereunder to be repaid in full.
Section 9.3. Surrender of Premises.
     At the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises in the same condition as they were required to be in on the Bodies Exhibition Required Completion Date, the Titanic Exhibition Required Completion Date and the King of the World/High Tea/TBD Venue/Iceberg Bar Required Completion Date, reasonable wear and tear and damage by any casualty required to be insured pursuant to the terms of this Lease excepted, and deliver all keys for, and all combinations on locks, safes and vaults in, the Premises to Landlord at Landlord’s notice address as specified in Section 24.7.
ARTICLE X
SIGNS, AWNINGS, CANOPIES, FIXTURES, ALTERATIONS
Section 10.1. Fixtures/Requirement to Refurbish.
     Except as otherwise required by the theme of the Premises, all fixtures and equipment installed by Tenant shall be new. Upon the request of Landlord, and without limiting the refurbishment obligation provided for in this Section, Tenant shall refurbish all or any portion of the interior of the Premises so that the furnishings, furniture, flooring, wall fixtures and coverings, equipment and other appurtenances in the Premises are kept in like new order, condition and repair in conformity with the standards of appearance for a first class resort/hotel facility. In that regard, unless Landlord consents otherwise, which consent will not be unreasonably withheld, Tenant hereby agrees to spend on refurbishments of the Premises (the “Refurbishment Expenditure”), excluding the cost of regular and ordinary maintenance and cleaning, an amount equal to or greater than (a) Two Million Dollars ($2,000,000.00) during the first (1st) through fifth (5th) Lease Years of the Term, (b) Two Million Dollars ($2,000,000.00) during the sixth (6th) through tenth (10th) Lease Years of the Term, if applicable, Two Million Dollars ($2,000,000.00) during the eleventh (11th) through fifteenth (15th) Lease Years of the Term and (d) if applicable, Two Million Dollars ($7,000,000.00) during the sixteenth (16th) through twentieth (20th) Lease Years of the Term. On the first (1st) day of the sixth (6th), eleventh (11th) and sixteenth (16th) Lease Years, the Refurbishment Expenditure shall be adjusted upward for any changes in the Consumer Price Index in the same manner as provided in Section 4.1A above. Landlord shall, within a reasonable time after obtaining the appropriate data necessary for computing such adjustment, give Tenant notice of any adjustment to the Refurbishment Expenditure. Furthermore, all refurbishment work to be performed pursuant to this Section shall be deemed Tenant’s Work for, and subject to, the approvals and other conditions of Tenant’s Work. Tenant shall maintain detailed records with respect to Refurbishment Expenditures and shall make such records available for inspection and copying by Landlord upon request from time to time by Landlord.

Section 10.2. Removal and Restoration by Tenant.
     Tenant shall make no alterations, additions or improvements to the Premises without obtaining Landlord’s prior written consent. All alterations, additions and improvements, including leasehold improvements, made by Tenant, or made by Landlord on Tenant’s behalf, whether part of Tenant’s Work or not and whether or not paid for wholly or in part by Landlord, shall remain Tenant’s property for the Lease Term. All such improvements, alterations and additions, other than inventory, equipment, trade fixtures and other removable personal property shall immediately upon the termination of this Lease become Landlord’s property, be considered part of the Premises, and not be removed at or prior to the end of the Lease Term without Landlord’s written consent. If Tenant fails to remove any shelving, decorations, inventory, equipment, trade fixtures or personal property from the Premises prior to the end of the Lease Term, they shall become Landlord’s property and Tenant shall repair or pay for the repair of any damage done to the Premises resulting from removing same but not for painting or redecorating the Premises. Notwithstanding the foregoing, or any other provision of this Lease, in no event shall any artifacts comprising the Titanic exhibit or any bodies or portion thereof comprising the Bodies exhibit become Landlord’s property.
Section 10.3. Tenant’s Liens.
     A. Tenant acknowledges that Landlord is the Owner of the Hotel Complex and the Premises and that Tenant neither has, nor at any time hereunder will have, any ownership interest in the Hotel Complex or the Premises. Tenant shall not suffer any mechanics’ or materialmen’s lien to be filed against the Premises or the Hotel Complex by reason of work, labor, services or materials performed or furnished to Tenant or anyone holding any part of the Premises under Tenant. If any such lien shall at any time be filed as aforesaid, Tenant may contest the same in good faith, but, notwithstanding such contest, Tenant shall, within fifteen (15) days after the filing thereof, cause such lien to be released of record by payment, bond, order of a court of competent jurisdiction, or otherwise in a manner satisfactory to Landlord and Landlord’s mortgagee, if any. In the event of Tenant’s failure to release of record any such lien within the aforesaid period, Landlord may remove said lien by paying the full amount thereof or by bonding or in any other manner Landlord deems appropriate, without investigating the validity thereof, and irrespective of the fact that Tenant may contest the propriety or the amount thereof, and Tenant, upon demand, shall pay Landlord the amount so paid out by Landlord in connection with the discharge of said lien, together with interest thereon at the rate set forth in Section 4.2 herein and reasonable expenses incurred in connection therewith, including reasonable attorneys’ fees, which amounts are due and payable in full to Landlord with the next installment of Minimum Monthly Rent. Nothing contained in this Lease shall be construed as consent on the part of Landlord to subject Landlord’s estate in the Premises to any lien or liability under the lien laws of the State of Nevada. Tenant’s obligation to observe and perform any of the provisions of this Section 10.3 shall survive the expiration of the Lease Term or the earlier termination of this Lease. Landlord shall have the right to post and maintain on the Premises any notices of non-responsibility provided for under applicable law.
     B. Tenant shall not create or suffer to be created a security interest or other lien against the Premises or any improvements or other construction made thereto by Tenant, and should any security interest be created in breach of the foregoing, Landlord shall be entitled to discharge the same by exercising the rights and remedies afforded it under paragraph A of this section. Tenant shall have the right, however, to create a security interest against all or any part of Tenant’s equipment, inventory and other personal property or fixtures situated within the Premises, and, if requested by Tenant, Landlord agrees to execute such Landlord’s Waiver or similar instrument as may be required by the secured party (the “FF&E Lender”), on terms reasonably satisfactory to Landlord, consenting to such entry to the Premises in connection with any detachment, removal and/or repossession of such collateral by such secured party (a “Repossession”); provided however, that any such FF&E Lender shall (i) provide Landlord at least seventy- two (72) hours prior written notice of such lender’s intent to repossess such collateral and shall enter the Premises for purposes of such Repossession only at a time, and on a date, mutually agreeable with Landlord and only while escorted by Landlord’s personnel; (ii) be liable to Landlord for any damage to the Premises or the Hotel Complex caused by, resulting from, or in any way connected with, the Repossession, (iii) promptly pay Landlord for any costs incurred by Landlord in connection with the Repossession including the reasonable cost of any of Landlord’s personnel required to monitor the Repossession, (iv) a sum equal to the full amount of rent and other charges which Landlord estimates will accrue during the period of the purchase FF&E Lender’s entry upon and occupancy of any portion of the Premises; and (v) any other reasonable terms and conditions as Landlord may impose for the purposes of protecting Landlord or the Hotel Complex all of which Tenant hereby consents to and agrees that Landlord may rely solely upon notification from such FF&E Lender above in granting such entry to it and allowing it to detach and remove any portion of Tenant’s equipment, furniture, furnishings, appliances, goods, trade fixtures, inventory, chattels and/or personal property, from the Premises. Landlord shall have no obligation to confirm that such secured party has any right to remove any portion of such property from the Premises. Tenant agrees that Landlord shall not be liable to Tenant for any loss, costs, damages, expenses, judgments, claims, liens or demands of any kind whatsoever caused by, resulting from, or in any way connected with such entry upon the Premises or any Repossession and Tenant hereby releases Landlord from the same.
     C. As soon as available after Tenant’s opening for business in the Premises, Tenant shall furnish to Landlord lien waivers from all contractors, subcontractors and materialmen who provided work, labor, services or material to Tenant.
     D. Landlord shall have a lien against Tenant’s furniture, fixtures and equipment (but not including the Titanic and/or Bodies exhibition) which shall be subordinate to any lien of a purchase money lender.
Section 10.4. Signs, Awnings and Canopies.
     Except as set forth in the approved plans for Tenant’s Work, Tenant shall not place or permit on the exterior of any door, window or wall of the Premises, any sign, awning, canopy, advertising matter, decoration, lettering or other thing of any kind which has not been approved by Landlord. Landlord reserves the right to disapprove any signage or decoration within the interior or exterior of the Premises which it reasonably deems to be inappropriate or offensive and Tenant shall remove such sign or item from the Premises upon Landlord’s written notice to Tenant.

ARTICLE XI
INSURANCE
Section 11.1. By Landlord.
     During the Lease Term, Landlord shall carry commercial general liability insurance on the Hotel Complex (including Common Areas) providing coverage of not less than Ten Million Dollars ($10,000,000.00) combined single limit against liability for bodily injury including death and personal injury and fire legal liability. Landlord may obtain such coverage through one (1) or more insurance policies including policies of basic and/or excess coverage. Landlord shall also carry insurance for fire, extended coverage, vandalism, malicious mischief and other endorsements deemed advisable by Landlord, insuring all improvements on the Hotel Complex, including “shell” of the Premises (but not including, Tenant’s Work and appurtenances thereto, including Tenant’s leasehold improvements, merchandise, goods, trade fixtures, furnishings, equipment, personal property and plate glass, all which shall be insured by Tenant pursuant to Section 11.2 below) for the full replacement value thereof, with such deductibles as Landlord deems advisable.
Section 11.2. By Tenant.
     Tenant shall obtain and keep in full force and effect prior to commencement of Tenant’s Work and until completion thereof and during the Lease Term commercial general liability, commercial automobile liability and all risk insurance policies. The commercial general liability insurance policy shall include blanket contractual liability coverage recognizing this Lease and products, completed operations, independent contractors, fire legal damage, and owner’s protective liability coverage. Tenant will maintain limits of not less than Ten Million Dollars ($10,000,000.00) combined single limit per occurrence for bodily injury (including death), personal injury, and property damage, and limits of not less than One Million Dollars ($1,000,000.00) for fire legal damage. Limits of liability can be achieved through any combination of primary and excess policies. Tenant will furnish commercial automobile liability insurance coverage for damage due to bodily injury or death of any person, or property damage arising out of the ownership, maintenance, or use of any motor vehicles whether owned, non-owned, hired, or leased. Tenant will maintain limits of not less than One Million Dollars ($1,000,000.00) combined single limit per accident for bodily injury and property damage. Tenant also agrees to obtain and keep in full force and effect a standard all risk or special form policy of property insurance protecting against all risks of physical loss or damage including, without limitation, sprinkler leakage coverage and plate glass insurance covering all plate glass in the Premises (including store fronts), in amounts not less than actual replacement cost, covering all of Tenant’s leasehold improvements, merchandise, goods, trade fixtures, furnishing, wall covering, floor covering, carpeting, drapes, equipment and all items of personal property of Tenant located on or within the Premises and all materials stored at the site of Tenant’s Work and all materials, equipment, supplies and temporary structures of all kinds incidental to Tenant’s Work, and equipment, all while forming a part of or contained in such improvements or temporary structures, or while on the Premises or within the Hotel Complex, all to the actual replacement cost thereof at all times and on a completed value basis. Tenant further agrees to procure and maintain workers’ compensation insurance in accordance with the laws of the State of Nevada including employers’ liability insurance with a single limit of liability of not less than One Million Dollars ($1,000,000.00) for each accident or illness. Tenant is to name Landlord, Landlord’s parent company, subsidiaries and affiliates, and their directors, officers and employees and such additional persons and entities (including without limitation, Landlord’s lenders) as Landlord may from time to time designate, as additional insureds on all such policies, except for workers’ compensation insurance. Without the prior written consent of Landlord, any company’s retention (deductible or SIR) under such aforementioned policy or policies shall be no greater than Twenty-Five Thousand Dollars ($25,000.00). Landlord shall grant Landlord’s consent to a higher retention if it determines, in Landlord’s reasonable judgment, that a higher retention is prudent based upon (A) Tenant’s use of the Premises, (B) the use and nature of the Hotel Complex, (C) applicable insurance rates and premiums, (D) whether Landlord believes, in Landlord’s reasonable judgment, that such an increase could have an adverse or detrimental affect upon Landlord’s operation of, or ability to obtain insurance for, the Hotel Complex and (E) such other factors as Landlord from time to time reasonably deems to be appropriate. All such insurance shall be in a form and content satisfactory to Landlord and issued by a carrier licensed to transact business in the State of Nevada with a current A.M. Best Company rating of at least A:VII. Upon each Adjustment Date, the minimum coverage limits of the commercial general liability, commercial automobile liability and, employers liability insurance policies shall be adjusted upward for any changes in the Consumer Price Index in the same manner as provided in Section 4.1A above. Landlord shall, within a reasonable time after obtaining the appropriate data necessary for computing such adjustment, give Tenant notice of any adjustment to the minimum coverage limits of such policies. Tenant shall thereafter promptly deliver to Landlord certificates of insurance evidencing such coverage in such adjusted amounts. Tenant shall require all of Tenant’s contractors and subcontractors engaged in the performance of Tenant’s Work to effect and maintain and deliver to Tenant and Landlord certificates evidencing the existence of, and covering Landlord, Tenant and Tenant’s contractors, prior to commencement of Tenant’s Work and until completion thereof, workers’ compensation insurance, employer’s liability insurance, commercial general liability insurance and commercial automobile liability insurance policies in the amounts and as described above. Tenant’s, Tenant’s contractors’ and subcontractors’, insurance is primary with respect to Landlord; any other insurance maintained by Landlord, Landlord’s parent company, subsidiaries and affiliates is excess and non-contributing. Failure of Tenant, Tenant’s contractors or subcontractors to take out and/or maintain the required insurance shall not relieve Tenant from any liability under this Lease, nor shall the insurance requirements be construed to conflict with or otherwise limit the obligations of Tenant under Section 11.6. Not later than the date before Tenant commences Tenant’s Work, Tenant shall furnish to Landlord certificates of insurance evidencing that the required insurance and workers’ compensation coverage are in full force and effect. All deductibles and self-insured retentions shall be fully disclosed on the certificates and shall provide Landlord with at least thirty (30) days prior written notice of cancellation or modification of policy limits or coverage. Such certificates shall be delivered to Luxor Hotel and Casino, Risk Management Department, 3900 Las Vegas Boulevard South, Las Vegas, Nevada 89119. In the event Tenant does not obtain such insurance, or fails within five (5) business days of demand (but in all events prior to the commencing of Tenant’s Work) to provide certificates evidencing such insurance, Landlord may treat such failure as a material breach. Landlord reserves the right to insure Tenant according to Landlord’s standards with Tenant being liable for all costs and premium expenses incurred by Landlord.
Section 11.3. Mutual Waiver of Subrogation Rights.
     Landlord and Tenant and all parties claiming under them mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard covered or required hereunder to be covered in whole or in part by insurance on the Premises or in connection with property on or activities conducted on the Premises to the extent of such insurance coverage or required coverage, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof to the extent of such insurance coverage or required coverage and evidence such waiver by endorsement to the required insurance policies, provided that such release shall not operate in any case where the effect is to invalidate or increase the cost of such insurance coverage (provided, that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereby keeping such release and waiver in full force and effect).
Section 11.4. Waiver.
     Landlord, and Landlord’s agents and employees, shall not be liable for, and Tenant waives all claims for damage, including but not limited to consequential damages, to person, property or otherwise sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon any part of the Hotel Complex including, but not limited to, claims for damage resulting from: (a) any equipment or appurtenances becoming out of repair; (b) Landlord’s failure to keep any part of the Hotel Complex in repair; (c) injury done or caused by wind, water, or other natural element; (d) any defect in or failure of plumbing, heating or air conditioning equipment, electric wiring or installation thereof, gas, water, and steam pipes, roof, walls, stairs, porches, escalators, elevators, railings or walks; (e) broken glass; (f) the backing up of any sewer pipe or downspout; (g) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or any other pipe or tank in, upon or about the Premises; (h) the escape of steam or hot water; (i) water, snow or ice upon the Premises; (j) the falling of any fixture, plaster or stucco; (k) damage to or loss by theft or otherwise of property of Tenant or others; (l) acts or omissions of persons in the Premises, other tenants in the Hotel Complex, occupants of nearby properties, or any other persons; and (m) any act or omission of occupants of adjacent or contiguous property, or of Landlord, Landlord’s agents or employees. All property of Tenant kept in the Premises shall be so kept at Tenant’s risk only and Tenant shall save Landlord harmless from claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier.
Section 11.5. Insurance — Tenant’s Operation.
     Tenant will not do or suffer to be done anything outside of its operations permitted hereunder, which will contravene Landlord’s insurance policies or prevent Landlord from procuring such policies in amounts and with companies selected by Landlord. If anything done, omitted to be done or suffered to be done by Tenant in, upon or about the Premises outside of its operations permitted hereunder shall cause the rates of any insurance effected or carried by Landlord on the Premises or other property to be increased beyond the regular rate from time to time applicable to the Premises for use for the purposes permitted under this Lease, or such other property for the use or uses made thereof, Tenant will pay the amount of such increase promptly upon Landlord’s demand and Landlord shall have the right to correct any such condition at Tenant’s expense. In the event that this Lease so permits and Tenant engages in the preparation of food or packaged foods or engages in the use, sale or storage of inflammable or combustible material, Tenant shall install chemical extinguishing devices (such as ansul) approved by Underwriters Laboratories and Factory Mutual Insurance Company and the installation thereof must be approved by the appropriate local authority. Tenant shall keep such devices under service as required by such organizations. If gas is used in the Premises, Tenant shall install gas cut-off devices (manual and automatic).

Section 11.6. Indemnities.
     A. Tenant hereby covenants and agrees to indemnify, defend, save, and hold Landlord, and Landlord’s parent company, subsidiaries and affiliates, and their officers, directors, shareholders and employees, the Premises and the leasehold estate created by this Lease free, clear and harmless from, and against, any and all liabilities, losses, costs, expenses (including reasonable attorney’s fees), judgments, claims, liens, fines, penalties, and demands of any kind whatsoever caused by, resulting from, or in any way connected with (i) any act, omission, or negligence of Tenant, or Tenant’s agents, employees, servants, contractors, subtenants, licensees, customers, or business invitees, while in, upon, about, or in any way connected with the Premises or the Hotel Complex (including, but not limited to, the sale of unlicensed merchandise or goods), (ii) arising from any accident, injury or damage, howsoever and by whomsoever caused, to any person or property whatsoever occurring, in, upon, about or in any way connected with Tenant’s activities, Tenant’s Work or Tenant’s use of the Premises or the Hotel Complex, or any portion thereof, (iii) Tenant’s employment decisions based upon, or as a result of, the employment eligibility and background checks required by this Lease or (iv) Tenant’s breach of this Lease or any of Tenant’s representations or warranties contained herein.
     B. Subject to the terms and conditions of this subsection, Landlord hereby covenants and agrees to indemnify, defend, save and hold Tenant, and Tenant’s parent company, subsidiaries and affiliates, and their officers, directors, shareholders and employees, free, clear and harmless from, and against, any and all liabilities, losses, costs, expenses (including reasonable attorneys’ fees), judgments, liens, fines, penalties and demands of any kind whatsoever caused by, resulting from, or in any way connected with (i) any act, omission, or negligence of Landlord, or Landlord’s agents or employees, in connection with the Premises or (ii) Landlord’s breach of this Lease or any of Landlord’s representations or warranties contained herein. Notwithstanding the foregoing, in no event shall Landlord be liable to Tenant or to any other person whatsoever for any damage to the Premises or Tenant’s furniture, fixtures, equipment, inventory or personal property located therein whether caused by fire, smoke, falling plaster, electricity, plumbing, gas, water, steam, sprinkler, or other pipe and sewage system or by the bursting, running, or leaking of any tank, washstand, water closet, waste or other pipes, nor for any damages occasioned by water being upon or coming through the roof, skylight, vent, trapdoor, or otherwise or for any damage arising from any acts or neglect of co-lessees or other occupants of the Hotel Complex or of adjacent property, or of the public, nor shall Landlord be liable in damages or otherwise for any failure to furnish, or interruption of, service of any utility.
ARTICLE XII
ESTOPPEL CERTIFICATE, ATTORNMENT, SUBORDINATION
Section 12.1. Estoppel Certificate.
     Upon Landlord’s written request, for so long as this Lease is in full force and effect, Tenant shall deliver, executed in recordable form, a declaration to any person designated by Landlord (a) ratifying this Lease; (b) stating the commencement and termination dates; and (c) certifying (i) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended

(except by such writings as shall be stated), (ii) that all conditions under this Lease to be performed by Landlord have been satisfied (stating exceptions, if any), (iii) that no defenses or offsets against the enforcement of this Lease by Landlord exist (or stating those claimed); (iv) as to advance rent, if any, paid by Tenant, (v) the date to which rent has been paid, (vi) as to the amount of security deposited with Landlord, and such other information as Landlord reasonably requires. Persons receiving such statements shall be entitled to rely upon them.
Section 12.2. Attornment.
     Tenant shall, in the event of a sale or assignment of Landlord’s interest in the Premises or the Hotel Complex or this Lease, or if the Premises or the Hotel Complex comes into the hands of a mortgagee or any other person whether because of a mortgage foreclosure, exercise of a power of sale under a mortgage, or otherwise, attorn to the purchaser or such mortgagee or other person and recognize the same as Landlord hereunder provided such purchaser or other person agrees in writing with Tenant to recognize all of Tenant’s rights under this Lease. Subject to the provisions of the preceding sentence, Tenant shall execute, at Landlord’s request, any attornment agreement required by any mortgagee or other such person to be executed, containing such provisions as such mortgagee or other person requires. Tenant’s occupancy of the Premises hereunder shall not be subject to disturbance if Tenant complies with the requirements hereof (and is not otherwise in default under the terms and conditions of this Lease).
Section 12.3. Subordination.
     A. Mortgage. Landlord may, in Landlord’s sole and absolute discretion and at any time, finance or refinance, as applicable, any portion of the Hotel Complex. This Lease shall be secondary, junior and inferior at all times to the lien of any mortgage and to the lien of any deed of trust or other method of financing or refinancing (hereinafter collectively referred to as “mortgage”) now or hereafter existing against all or a part of the Hotel Complex, and to all renewals, modifications, replacements, consolidations and extensions thereof, and Tenant shall execute and deliver all documents requested by any mortgagee or security holder to effect such subordination. If Tenant fails to execute and deliver any such document requested by a mortgagee or security holder to effect such subordination, Landlord is hereby authorized to execute such documents and take such other steps as are necessary to effect such subordination on behalf of Tenant as Tenant’s duly authorized irrevocable agent and attorney-in-fact. Landlord agrees to request that any holder of any such mortgage grant Tenant a non-disturbance agreement on commercially reasonable terms.
Section 12.4. Failure to Execute Instruments.
     Tenant’s failure to execute any such instruments or certificates provided for in this Article XII within ten (10) days after the mailing by Landlord of a written request and a further written notice giving Tenant an additional five (5) days after the expiration of the original ten (10) day period shall be an incurable event of default under this Lease.

ARTICLE XIII
ASSIGNMENT, SUBLETTING AND CONCESSIONS
Section 13.1. Consent Required.
     Except as expressly provided in this Article XIII, Tenant shall not sell, assign, mortgage, pledge or in any manner transfer this Lease or any interest therein, nor sublet all or any part of the Premises, nor license concessions nor lease departments therein, without Landlord’s prior written consent exercising sole and absolute discretion. Consent by Landlord to any assignment or subletting shall not waive the necessity for consent to any subsequent assignment or subletting. This prohibition shall include a prohibition against any subletting or assignment by operation of law. If this Lease is assigned or the Premises or any part sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the same to the rent herein reserved, but no such assignment, subletting, occupancy or collection of rent shall be deemed a waiver of any restrictive covenant contained in this Section 13.1 or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of any covenants on the part of Tenant herein contained. Any assignment (a) as to which Landlord has consented; or (b) which is required by reason of a final nonappealable order of a court of competent jurisdiction; or (c) which is made by reason of and in accordance with the provisions of any law or statute, including, without limitation, the laws governing bankruptcy, insolvency or receivership, shall be subject to all terms and conditions of this Lease, and shall not be effective or deemed valid unless, at the time of such assignment:
     A. Each assignee or sublessee shall agree, in a written agreement satisfactory to Landlord, to assume and abide by all of the terms and provisions of this Lease, including those which govern the permitted uses of the Premises described in Article VIII herein; and
     B. Each assignee or sublessee has submitted a current financial statement, audited by a certified public accountant, showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee or sublessee of Tenant’s obligations hereunder; and
     C. Each assignee or sublessee has submitted, in writing, evidence satisfactory to Landlord of substantial experience in and in the sale of merchandise, goods and services permitted under Article VIII of this Lease; and
     D. The business reputation of each assignee or sublessee shall meet or exceed generally acceptable commercial standards; and
     E. The use of the Premises by each assignee or sublessee shall not violate, or create any potential violation of applicable laws, codes or ordinances, nor violate any other agreements affecting the Premises, Landlord or other tenants in the Hotel Complex; and
     F. Tenant shall pay Landlord for all administrative and legal expenses incurred by Landlord in connection with any such assignment or subletting; and

     G. Neither the assignee nor sublessee nor any person or entity affiliated in any manner with the assignee or sublessee shall own, operate, manage or control in any manner a hotel/casino or other gaming operation; and
     H. Any assignee or sublessee is found acceptable to do business with Landlord by Landlord’s parent company’s Compliance Committee.
     In the event of any assignment or subletting requiring Landlord’s consent as provided for in this Section 13.1, Tenant shall pay to Landlord in addition to the Minimum Annual Rent and other charges due Landlord pursuant to this Lease ninety percent (90%) of any additional consideration received by Tenant and attributable to the right of use and occupancy of the Premises together with, as additional rent, the greater of (i) the excess, if any, of the rent, as defined in Section 4.8 of this Lease, and other charges payable to Landlord by Tenant pursuant to this Lease, or (ii) the excess, if any, of the average Minimum Annual Rent and Percentage Rent paid under this Lease by Tenant during the three (3) Lease Years immediately preceding such assignment or subletting over the Minimum Annual Rent and other charges payable to Landlord by Tenant pursuant to this Lease. Additional rent will be equitably adjusted if Landlord consents to a sublease or assignment of less than the whole of the Premises. Such additional rent shall be paid to Landlord concurrently with the payments of Minimum Annual Rent required under this Lease, and Tenant shall remain primarily liable for such payments. Notwithstanding any assignment or subletting, Tenant shall remain fully liable on this Lease and for the performance of all terms, covenants and provisions of this Lease.
     The sale, issuance or transfer of any voting capital stock of Tenant or any voting capital stock of any corporate entity which directly or indirectly controls Tenant (if any one of such entities, Tenant or any such controlling corporate entity, is a corporation the stock of which is not traded on the New York Stock Exchange, NASDAQ or the American Stock Exchange), or any interest in any noncorporate entity which directly or indirectly controls Tenant or Tenant’s Guarantor which results in a change in the direct or indirect voting control (or a change in the identity of any person, persons, entity or entities with the power to vote or control at least fifty percent (50%) of the voting shares of any class of stock) of Tenant or any corporate or noncorporate entity which directly or indirectly controls Tenant or Tenant’s Guarantor shall be deemed to be an assignment of this Lease within the meaning of this Section. In addition, the transfer of control of more than twenty five percent (25%) of the value of Tenant’s assets in one transaction or a series of transactions, shall constitute an assignment of this Lease within the meaning of this Section. If Tenant is a partnership, trust or an unincorporated association, then the sale, issuance or transfer of a controlling interest therein, or the transfer of a majority interest in or a change in the voting control of any partnership, trust, unincorporated association, or corporation which directly or indirectly controls Tenant, or the transfer of any portion of any general partnership or managing interest in Tenant or in any such entity, or any change or conversion of Tenant or of any such entity to a limited liability company, a limited liability partnership, or any other entity which possesses the characteristics of limited liability, shall be deemed to be a prohibited assignment of this Lease within the meaning of this Section. Any such prohibited act by Tenant (or any attempt at same), either voluntarily or involuntarily or by operation of law or otherwise, shall, at Landlord’s option, terminate this Lease without relieving Tenant of any of its obligations hereunder for the balance of the stated Term, and any such act shall be null and void. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or the termination thereof by Landlord pursuant to any provision contained herein, shall not work a merger and shall, at the option of Landlord, terminate all or any existing franchises, concessions, licenses, permits, subleases, subtenancies, departmental operating arrangements or the like, or may, at the option of Landlord, operate as an assignment to Landlord of the same. Nothing contained elsewhere in this Lease shall authorize Tenant to enter into any franchise, concession, license, permit, subtenancy, departmental operating arrangement or the like, except pursuant to the provisions of this Section. Landlord has entered into this Lease with Tenant in order to obtain for the benefit of the Hotel Complex the unique attraction of Tenant’s Required Trade Names, attractions, goods and services associated with Tenant’s business as described in this Lease, and Landlord has specifically relied on the identity and special skill of the Tenant in its ability to conduct the specific business identified in this Lease, and the foregoing prohibition on assignment or subletting or the like is expressly agreed to by Tenant as a material consideration and inducement to Landlord to lease to Tenant. Tenant hereby acknowledges that the foregoing provisions of this Section constitute a freely negotiated restraint on alienation.
     Without limiting any of the foregoing provisions, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rent or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.
Section 13.2. Tenant’s Directors, Officers and Owners/Shareholders.
     Attached hereto as Exhibit F is a list of the names and titles of Tenant’s present directors, officers and owners/shareholders. If Tenant is a publicly traded corporation, the list of owners/shareholders consists only of those persons or entities, which hold or own voting control or five percent (5%) or more of the outstanding capital stock of Tenant. If, subject to the preceding sentence, any of Tenant’s owners/shareholders is a corporation, limited liability company, partnership, limited partnership or some other entity not a natural person (collectively an “Owner Entity”), Exhibit F shall also contain the owners/shareholders of such Owner Entity, the owners/shareholders of any Owner Entity of such Owner Entity, and so on. Tenant shall, in writing and within thirty (30) days after the date of any such change, notify landlord of any change in or to the information set forth on Exhibit F attached hereto. On January 15 of each Lease Year, Tenant shall provide to Landlord an updated copy of Exhibit F certified by an officer of Tenant as being true and correct.
Section 13.3. Permitted Transfers.
     So long as the requirements of Section 13.1 A-H are satisfied, Tenant shall have the right to assign or otherwise transfer this Lease to, sublet all or any part of the Premises to, or permit any part of the Premises to be used or occupied by, any entity controlling, controlled by or under common control with Tenant, provided, however, that (a) Tenant shall also remain primarily liable for all obligations under this Lease, (b) the transferee or sublessee shall, prior to the effective date of the transfer or sublease, deliver to Landlord, instruments evidencing such transfer or sublease and its agreement to assume and be bound by all the terms, conditions and covenants of this Lease to be performed by Tenant, all in form acceptable to Landlord, and (c) Tenant shall not be in default under this Lease beyond any applicable notice and cure period at the time of such transfer or sublease.
ARTICLE XIV
PROMOTION OF HOTEL COMPLEX AND PREMISES
Section 14.1. Promotion of Hotel Complex and Premises.
     Tenant shall refer to the Hotel Complex under the name “Luxor Hotel and Casino” (the “Name”), or such other names as Landlord may designate from time to time, in designating the location of the Premises in all newspaper and other advertising and in all other references to the location of the Premises, and list this location first in such advertising and include in all Tenant’s newspaper advertising during the thirty (30) day period prior to the Bodies Exhibition Commencement Date, Titanic Exhibition Commencement Date and/or King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date the designation in bold type that Tenant is opening for business in the Luxor Hotel and Casino.
     The rights granted herein to the Name do not include the right to use any of Landlord’s trademarks and/or service marks, nor shall Tenant be permitted to use the Name in any manner other than as the name and address of the Hotel Complex unless pre-approved by Landlord in writing. In particular, but not by way of limitation, Tenant shall not have the right to use the Name to market or make any product that has the Name on the product. The logo styles, illustrated in Exhibit “E” attached hereto and made a part hereof, shall be used by Tenant whenever Tenant is entitled to use the Name hereunder, except that, when the Name is being used solely as an address, another style may be used. All signage, advertising and literature of or on behalf of Tenant using the Name shall be submitted to Landlord for Landlord’s prior written approval as to form and content, such approval to be at the sole and absolute discretion of Landlord.
     The rights granted to Tenant pursuant to this Section shall terminate upon the expiration or the earlier termination of this Lease or upon Landlord’s cessation of the use of the Name or termination of Landlord’s right to use the Name (in which event Tenant shall have the same rights with respect to any new name used by Landlord with respect to the Hotel Complex). The rights granted herein shall not be assigned or sublicensed to any third party, other than to the assignee or sublessee of Tenant’s interest in this Lease pursuant to a permitted assignment or sublease. Should Landlord reasonably determine that any advertising by Tenant adversely affects the image, reputation or operation of the Hotel Complex, or promotes any competitor of Landlord or Landlord’s Affiliates in the gaming and/or hotel business, Tenant shall cease such advertising promptly upon receipt of notice to do so from Landlord. Tenant shall not use with respect to the Hotel Complex a name the same or substantially the same as a name then used by Landlord or Landlord’s Affiliates at the Hotel Complex (or any other facility owned and operated by Landlord or Landlord’s Affiliates). The prohibitions set forth in this Section 14 are for the benefit of and directly enforceable by Landlord. During the Lease Term, Tenant hereby grants to Landlord a non-exclusive license to use the Required Trade Names and such other name(s) of Tenant’s operation located at the Premises and/or any related marks in connection with Landlord’s promotion and/or advertising for the Hotel Complex.

ARTICLE XV
DAMAGE AND DESTRUCTION
     If the Premises are hereafter damaged or destroyed or rendered partially untenantable for their accustomed use by fire or other casualty insured under the coverage which Landlord is obligated to carry pursuant to Section 11.1 hereof, Landlord shall promptly repair the same to substantially the condition which they were in immediately prior to the happening of such casualty (excluding stock in trade, fixtures, furniture, leasehold improvements, furnishings, carpeting, floor covering, wall covering, drapes, ceiling and equipment), and from the date of such casualty until the Premises are so repaired and restored, the Minimum Monthly Rent payments and Monthly Common Area Maintenance Charges payable hereunder shall abate in such proportion as the part of said Premises thus destroyed or rendered untenantable bears to the total Premises; provided, however, that Landlord shall not be obligated to repair and restore the Premises if such casualty is not covered by the insurance which Landlord is obligated to carry pursuant to Section 11.1 hereof and provided, further, that Landlord shall not be obligated to expend for any repair or restoration an amount in excess of the insurance proceeds recovered therefor, and provided, further, that if the Premises be damaged, destroyed or rendered untenantable for their accustomed uses by fire or other casualty to the extent of more than fifty percent (50%) of the cost to replace the Premises during the last two (2) years of the Lease Term, then either Tenant or Landlord shall have the right to terminate this Lease effective as of the date of such casualty by giving to the other, within sixty (60) days after the happening of such casualty, written notice of such termination. If such notice be given, this Lease shall (without further obligation or liability) terminate and Landlord shall promptly repay to Tenant any rent theretofore paid in advance, which was not earned at the date of such casualty. Any time that Landlord repairs or restores the Premises after damage or destruction, then Tenant shall promptly repair or replace Tenant’s stock in trade, fixtures, furnishings, furniture, leasehold improvements, carpeting, wall covering, floor covering, drapes, ceiling and equipment to the same condition as they were in immediately prior to the casualty, and if Tenant has closed the Premises, Tenant shall promptly reopen for business upon the completion of such repairs. Should Landlord not repair the Premises to substantially the condition which they were in immediately prior to the casualty, as herein above described, within one hundred eighty (180) days of the casualty, Tenant shall have the right to terminate this Lease if Tenant provides written notice to Landlord within ten (10) days after the expiration of the one hundred eighty (180) day period.
     Notwithstanding anything to the contrary set forth herein, in the event all or any portion of the Hotel Complex shall be damaged or destroyed by fire or other cause (notwithstanding that the Premises may be unaffected thereby), to the extent the cost of restoration thereof would exceed fifteen percent (15%) of the amount it would have cost to replace the Hotel Complex in the Hotel Complex’s entirety at the time such damage or destruction occurred, then either Tenant or Landlord may terminate this Lease (without further obligation or liability) by giving the other thirty (30) days prior notice of such party’s election to do so, which notice shall be given, if at all, within ninety (90) days following the date of such occurrence. In the event of the termination of this Lease as aforesaid, this Lease shall cease thirty (30) days after such notice is given, and the rent and other charges hereunder shall be adjusted as of that date.

ARTICLE XVI
EMINENT DOMAIN
Section 16.1. Condemnation.
     If ten percent (10%) or more of the Premises or fifteen percent (15%) or more of the Hotel Complex shall be acquired or condemned by right of eminent domain for any public or quasi public use or purpose, Landlord shall give written notice thereof to Tenant, and either Tenant or Landlord may terminate this Lease by giving notice to the other of such party’s election, and in such event rentals shall be apportioned and adjusted as of the date of termination. If the Lease shall not be terminated as aforesaid, then it shall continue in full force and effect, and Landlord shall within a reasonable time after possession is physically taken (subject to delays due to shortage of labor, materials or equipment, labor difficulties, breakdown of equipment, government restrictions, fires, other casualties or other causes beyond the reasonable control of Landlord) repair or rebuild what remains of the Premises to its prior condition, for Tenant’s occupancy; and a just proportion of Minimum Monthly Rent, Percentage Rent and Monthly Common Area Maintenance Charges shall be abated, according to the nature and extent of the injury to the Premises until such repairs and rebuilding are completed, and thereafter for the balance of the Lease Term.
Section 16.2. Damages.
     Landlord reserves, and Tenant assigns to Landlord, all rights to damages on account of any taking or condemnation or any act of any public or quasi public authority for which damages are payable. Tenant shall execute such instruments of assignment as Landlord requires, join with Landlord in any action for the recovery of damages, if requested by Landlord, and turn over to Landlord any damages recovered in any proceeding. If Tenant fails to execute instruments required by Landlord, or undertake such other steps as requested, Landlord shall be deemed the duly authorized irrevocable agent and attorney-in-fact of Tenant to execute such instruments and undertake such steps on behalf of Tenant. However, Landlord does not reserve any damages payable for trade fixtures installed by Tenant at Tenant’s own cost, which are not part of the realty.
ARTICLE XVII
DEFAULT BY TENANT
Section 17.1. Tenant Default.
     The following shall be considered for all purposes to be defaults under and breaches of this Lease (each, an “Event of Default”): (a) any failure of Tenant to pay any rent or other amount when due following five (5) days written notice to Tenant specifying the amount overdue hereunder, (b) except for Sections 3.4, 8.4(F), 8.8, 8.9 and 12.4 of this Lease (as to which a cure period(s) is provided and which are not subject to the cure right provided for in this subsection (b)), any failure by Tenant to perform or observe any other of the terms, provisions, conditions or covenants of this Lease for more than fifteen (15) days after written notice of such failure provided; however, that if the default complained of in such notice is of such a nature that the same can be rectified or cured, but cannot with reasonable diligence be cured within said fifteen (15) day period, then such default shall be deemed to be rectified or cured if Tenant shall, within said fifteen (15) day period, commence to rectify and cure the same and shall thereafter complete such rectification and cure with all due diligence; (c) a determination by Landlord that Tenant has knowingly and intentionally submitted any false report required to be furnished hereunder; (d) the insolvency of Tenant or the filing by or against Tenant of a petition in bankruptcy (which is not dismissed within ninety (90) days of the date filed) or for reorganization or arrangement or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or Tenant’s assignment for the benefit of creditors; (e) if Tenant abandons or vacates or does not do business in the Premises when required to do so under this Lease, (excluding periods of temporary closure for repairs, remodeling or the like); (g) if Tenant, except as otherwise allowed in this Lease, does not do business in the Premises when required to do so; or (f) this Lease or Tenant’s interest herein or in the Premises or any improvements thereon are executed upon or attached or the Premises come into the hands of any person other than as expressly permitted under this Lease. In any such event, and without grace period, demand or notice (the same being hereby waived by Tenant), Landlord, in addition to all other rights or remedies it may have, and notwithstanding Section 24.16 of this Lease, shall have the right thereupon or at any time thereafter (without first submitting the dispute, controversy or claim to arbitration pursuant to Section 24.16 of this Lease) to terminate this Lease, and shall have the right, either before or after any such termination, to re-enter and take possession of the Premises, remove all persons and property from the Premises, store such property at Tenant’s expense and risk, and sell such property (but not including the Titanic and/or Bodies exhibits) if necessary to satisfy any deficiency in payments by Tenant as required hereunder, all without notice or resort to legal process and without being deemed guilty of trespass or constructive eviction or becoming liable for any loss or damage occasioned thereby. Nothing herein shall be construed to require Landlord to give any notice before exercising any of Landlord’s rights and remedies provided for in Section 3.4 of this Lease.
     In addition, and notwithstanding anything to the contrary set forth above or elsewhere in this Lease, if written notice has been sent to Tenant pursuant to this Section 17.1 with respect to any one or combination of the following: (a) the timely payment of any rent due Landlord from Tenant or the payment of any other money due Landlord from Tenant under the terms of this Lease, (b) the timely reporting by Tenant of Gross Sales as required by this Lease, or (c) the failure of Tenant to provide Landlord with a current set of keys to the Premises as required by Section 20.1 of this Lease; two (2) or more times in any period of twelve (12) consecutive months during the Term, then, notwithstanding that such prior default may have been cured, any further written notice to Tenant of an event as set forth in (a) through (c) of this Section within a twelve (12) month period shall be deemed to be a “Repeated Event of Default”. In the event of a Repeated Event of Default, Landlord, without affording Tenant an opportunity to cure such Repeated Event of Default, may terminate this Lease forthwith by notice to Tenant given within thirty (30) days of such Repeated Event of Default.
Section 17.2. Late Charge.
     If any installment of rent or any other sum payable by Tenant hereunder is not received by Landlord within five (5) days of the date when due, a late charge of ten percent (10%) of such overdue installment or other payment shall be immediately and automatically payable by Tenant to Landlord, without the necessity of delivery of any notice.

Section 17.3. Right to Relet.
     If Landlord reenters the Premises as above provided, or if Landlord takes possession pursuant to legal proceedings or otherwise, it may either terminate this Lease or it may, from time to time, without terminating this Lease, make such alterations and repairs as it deems advisable to relet the Premises, and relet the Premises or any part thereof for such term or terms (which may extend beyond the Lease Term) and at such rentals and upon such other terms and conditions as Landlord in Landlord’s sole and absolute discretion deems advisable; upon each such reletting all rentals received by Landlord therefrom shall be applied, first, to any indebtedness other than rent due hereunder from Tenant to Landlord; second, to pay any costs and expenses of reletting, including without limitation, brokers and attorneys’ fees and costs of advertising, alterations and repairs; third, to rent due hereunder, and the residue, if any, shall be held by Landlord and applied in payment of future rent as it becomes due hereunder.
     If rentals received from such reletting during any month are less than that to be paid during that month by Tenant hereunder, Tenant shall immediately pay any such deficiency to Landlord. No re-entry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such termination is given by Landlord.
     Notwithstanding any such reletting without termination, Landlord may at any time thereafter terminate this Lease for any prior breach or default. If Landlord terminates this Lease for any breach, or otherwise takes any action on account of Tenant’s breach or default hereunder, in addition to any other remedies it may have, it may recover from Tenant all damages incurred by reason of such breach or default, including attorney’s fees at the trial and appellate levels, all costs of retaking the Premises and including the excess, if any, of the total rent and charges reserved in this Lease for the remainder of the Lease Term, all of which shall be immediately due and payable by Tenant to Landlord. In determining the rent payable by Tenant hereunder subsequent to default, the Minimum Annual Rent for each year of the unexpired portion of the Lease Term shall equal the average Minimum Annual Rent and Percentage Rent which Tenant was obligated to pay from the commencement of the Lease Term to the time of default, or during the preceding three (3) full calendar years, whichever period is shorter.
Section 17.4. Set-off.
     The covenants to pay rent and other amounts hereunder are independent covenants and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or any other reason whatsoever. Notwithstanding the foregoing, though, Tenant hereby agrees that Landlord may, in Landlord’s sole and absolute discretion, hold back, offset and fail to pay to Tenant any amount due from Landlord to Tenant hereunder in exchange for any amount due from Tenant to Landlord hereunder which was not paid by Tenant. In the event of any such offset by Landlord, Landlord shall provide to Tenant in writing an explanation of such offset and a copy of the supporting documentation in connection with such offset.
Section 17.5. Waiver of Trial by Jury.
     To the extent permitted by applicable law, the parties waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant created hereby, Tenant’s use or occupancy of the Premises or any claim for injury or damage.
Section 17.6. Bankruptcy.
     A. Assumption of Lease. In the event Tenant shall become a Debtor under Chapter 7 of the Bankruptcy Code (“Code”) or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 and is transferred to Chapters 11 or 13, the Trustee or Tenant, as Debtor and as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has:
     (i) Cured or provided Landlord “Adequate Assurance” (as defined below) that:
     (a) Within ten (10) days from the date of such assumption the Trustee or Tenant will cure all monetary defaults under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default, including without limitation, Landlord’s reasonable costs, expenses, accrued interest as set forth in Section 4.2 of the Lease, and attorneys’ fees incurred as a result of the default;
     (b) Within thirty (30) days from the date of such assumption the Trustee or Tenant will cure all non-monetary defaults under this Lease; and
     (c) The assumption will be subject to all of the provisions of this Lease.
     (ii) For purposes of this Section 17.6, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding of Tenant, at a minimum “Adequate Assurance” shall mean:
     (a) The Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will have sufficient funds to fulfill the obligations of Tenant under this Lease, and to keep the Premises stocked with merchandise and goods and properly staffed with sufficient employees to conduct a fully operational, actively promoted business in the Premises; and
     (b) The Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non-monetary defaults under this Lease within the time periods set forth above; and

     (c) The Trustee or Tenant at the very least shall deposit a sum, equal to one (1) month’s rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant’s future performance under the Lease.
     B. Assignment of Lease. If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section 17.6 for the purpose of assigning Tenant’s interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee has complied with all of the terms, covenants and conditions of Section 13.1 herein, including, without limitation, those with respect to additional rent and the use of the Premises only as permitted in Article VIII herein; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.
     C. Adequate Protection. Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-in-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows:
     (i) To perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court; and
     (ii) To pay all monetary obligations required under this Lease, including without limitation, the payment of Minimum Monthly Rent, and such other additional rent charges payable hereunder, which is considered reasonable compensation for the use and occupancy of the Premises; and
     (iii) Provide Landlord a minimum thirty (30) days prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Premises, which abandonment shall be deemed a rejection of this Lease; and
     (iv) To perform to the benefit of Landlord otherwise required under the Code.
     The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.
     (v) Accumulative Rights. The rights, remedies and liabilities of Landlord and Tenant set forth in this Section 17.6 shall be in addition to those which may now or hereafter be accorded, or imposed upon, Landlord and Tenant by the Code.

ARTICLE XVIII
DEFAULT BY LANDLORD
Section 18.1. Default Defined, Notice.
     Landlord shall in no event be charged with default in any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default) after written notice to the address set forth in Section 24.7 has been given to Landlord by Tenant, specifically describing such failure.
ARTICLE XIX
TENANT’S PROPERTY
Section 19.1. Taxes on Leasehold.
     Tenant shall be responsible for and shall pay before delinquent all municipal, county, federal or state taxes whether enacted now or in the future coming due during or after the Lease Term against Tenant’s interest in this Lease or against personal property of any kind owned or placed in, upon or about the Premises by Tenant.
ARTICLE XX
ACCESS BY LANDLORD
Section 20.1. Right of Entry.
     Landlord and Landlord’s agents and employees shall have the right to enter the Premises at any reasonable times including, but not limited to, during the conduct of Tenant’s Work and/or the right of immediate entry at any time in the case of an emergency or to protect access to the Hotel Complex, to examine the Premises and show them to prospective purchasers and other persons and to post notices as Landlord may deem reasonably necessary or appropriate for protection of Landlord, Landlord’s interests, the Premises or the Hotel Complex. Landlord shall, in all such cases other than emergencies, provide Tenant with prior written notice of such entry, and shall permit a representative of Tenant to be present at all such times. Landlord and Landlord’s respective agents and employees shall have the further right to enter the Premises from time to time at reasonable times and upon prior notice to Tenant to (a) make such repairs, alterations, improvements or additions to the Premises or other portions of the Hotel Complex as Landlord deems desirable or (b) to verify that Tenant is operating in the Premises in compliance with this Lease and the standards set forth herein. Subject to the other provisions of this Lease, Rent shall not abate while any such repairs, alterations, improvements, or additions are being made. During the last six (6) months of the Lease Term, Landlord may exhibit the Premises to prospective tenants (but Landlord shall, in all such cases, provide Tenant with prior written notice of such entry, and permit a representative of Tenant to be present) and maintain upon the Premises notices deemed advisable by Landlord. In addition, during any apparent emergency, Landlord or Landlord’s agents may enter the Premises forcibly without liability therefor and without in any manner affecting Tenant’s obligations under this Lease. Nothing herein contained, however, shall be deemed to impose upon Landlord any obligation, responsibility or liability whatsoever, for any care, maintenance or repair except as otherwise herein expressly provided. Tenant shall ensure that Landlord at all times during the Term has the correct keys necessary to gain access to the Premises in the event of an emergency.
ARTICLE XXI
HOLDING OVER, SUCCESSORS
Section 21.1. Holding Over.
     If Tenant holds over or occupies the Premises beyond the Lease Term (it being agreed there shall be no such holding over or occupancy without Landlord’s written consent), Tenant shall pay Landlord for each day of such holding over a sum equal to the greater of (a) twice the Minimum Monthly Rent prorated for the number of days of such holding over, or (b) Minimum Annual Rent plus Percentage Rent prorated for the number of days of such holding over, plus, whichever of (a) or (b) is applicable, a pro-rata portion of all other amounts which Tenant would have been required to pay hereunder had this Lease been in effect. If Tenant holds over with or without Landlord’s written consent, Tenant shall occupy the Premises on a tenancy at sufferance but all other terms and provisions of this Lease shall be applicable to such period.
Section 21.2. Successors.
     All rights and liabilities herein given to or imposed upon the respective parties hereto shall bind and inure to the several respective heirs, successors, administrators, executors and assigns of the parties and if Tenant is more than one (1) person, they shall be bound jointly and severally by this Lease except that no rights shall inure to the benefit of any assignee or subtenant of Tenant unless the assignment or sublease was approved by Landlord in writing as provided in Section 13.1 hereof. Landlord, at any time and from time to time, may make an assignment of Landlord’s interest in this Lease and, in the event of such assignment, Landlord and Landlord’s successors and assigns (other than the assignee of Landlord’s interest in this Lease) shall be released from any and all liability thereafter.
ARTICLE XXII
QUIET ENJOYMENT
Section 22.1. Landlord’s Covenant.
     If Tenant pays the rents and other amounts herein provided, observes and performs all the covenants, terms and conditions hereof, Tenant shall peaceably and quietly hold and enjoy the Premises for the Lease Term without interruption by Landlord or any person or persons claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease. Landlord represents and warrants that it owns the Hotel Complex or otherwise possesses all necessary rights to Lease the Premises to Tenant.

ARTICLE XXIII
BOOKS AND RECORDS
Section 23.1. Books and Records.
     Tenant agrees that it will keep complete books and records reflecting Gross Sales, and all of the business activities with respect to the Premises and will comply with generally accepted accounting principles (“GAAP”). Said books and records shall, subject to Landlord’s cash control and audit procedures, include:
     A. Dated and time stamped cash register tapes (customer receipt and detail audit) which provide a non-resetable, non-clearing gross sales total and/or consecutively numbered duplicate sales tickets which are to be dated and time stamped. Documentation of voided sales must be kept with regular sales tickets and tapes and originals of voided tickets must be retained;
     B. Daily sales summaries showing Nevada and out-of-state sales;
     C. Monthly sales journals showing breakdown of sales by day;
     D. Authenticated bank deposit slips showing deposits of daily sales. If deposits are not made on a daily basis, then the number of days’ receipts deposited should be shown on the deposit slip and in the monthly sales journal;
     E. Monthly state sales tax returns and canceled checks showing payment of those taxes;
     F. Federal Income Tax returns for the same period of time that Tenant is required to maintain Tenant’s Federal Income Tax returns by the Department of the Treasury, Internal Revenue Service; and
     G. All of Tenant’s purchase orders and invoices relating to the purchase, exchange, or replacement of products, merchandise or goods sold or to be sold by Tenant at, upon, or from the Premises.
Landlord shall have the right to examine such books and records at any reasonable time and place. Landlord shall have the right at any time during the Term and within one hundred twenty (120) days after the end of the Lease Term to have an audit conducted of Tenant’s books and records by Landlord’s employees or auditors of Landlord’s choice. Any deficiency in rent attributable to Tenant’s failure to accurately report Gross Sales shall be due immediately upon completion of the audit together with interest as set forth in Section 4.2 and a late fee equal to fifteen percent (15%) of the amount of the rent deficiency. If any audit reveals Gross Sales were understated by more than one percent (1%), the entire cost and expense of such audit shall be borne by Tenant. It is further agreed that an understatement of five percent (5%) or more of Gross Sales on two or more monthly reports during any twelve (12) month reporting period, which is not due to a mathematical error is a material breach hereof and cause for termination of this Lease by Landlord. Landlord acknowledges and agrees that the information provided by Tenant to Landlord hereunder may be confidential and may constitute proprietary information of Tenant, and disclosure of the terms might adversely affect

Tenant. Accordingly, Landlord agrees that it, and its officers, directors, employees and agents, shall not, without prior written consent of Tenant, disclose any such information to any other person, either directly or indirectly, excepting disclosure (i) to their agents, advisors, professionals and potential or actual lenders, investors and purchasers, (ii) to lienholders on the Hotel Complex or (iii) under court orders or process.
ARTICLE XXIV
MISCELLANEOUS
Section 24.1. Waiver.
     No waiver by Landlord or Tenant of any breach of any term, covenant or condition hereof shall be deemed a waiver of the same or any subsequent breach of the same or any other term, covenant or condition. The acceptance of rent by Landlord shall not be deemed a waiver of any earlier breach by Tenant of any term, covenant or condition hereof, regardless of Landlord’s knowledge of such breach when such rent is accepted. No covenant, term or condition of this Lease shall be deemed waived by Landlord or Tenant unless waived in writing.
Section 24.2. Accord and Satisfaction.
     Landlord is entitled to accept, receive and cash or deposit any payment made by Tenant for any reason or purpose or in any amount whatsoever, and apply the same at Landlord’s option to any obligation of Tenant and the same shall not constitute payment of any amount owed except that to which Landlord has applied the same. No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or otherwise recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord’s right to recover any and all amounts owed by Tenant hereunder and Landlord’s right to pursue any other available remedy.
Section 24.3. Entire Agreement.
     There are no representations, covenants, warranties, promises, agreements, conditions or undertakings, oral or written, between Landlord and Tenant other than herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless in writing, signed by them and approved by Landlord’s mortgagee.
Section 24.4. No Partnership.
     Landlord does not, in any way or for any purpose, become a partner, employer, principal, master, agent or joint venturer of, or with, Tenant.
Section 24.5. Force Majeure.
     If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under this Lease, the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing, an informational or recognitional picket line shall not be deemed a force majeure event. In addition, the provisions of this Section 24.5 shall not operate to excuse Tenant from any obligations for payment of Minimum Annual Rent, Percentage Rent, additional rent or any other payments required by the terms of this Lease when the same are due, and all such amounts shall be paid when due.
Section 24.6. Submission of Lease.
     Submission of this Lease to Tenant does not constitute an offer to lease; this Lease shall become effective only upon execution and delivery thereof by Landlord and Tenant. The effective day of this Lease shall be the date filled in on Page 1 hereof by Landlord, which shall be the date of execution by the last of the parties to execute the Lease.
Section 24.7. Notices.
     All notices from Tenant to Landlord required or permitted by any provision of this Agreement shall be directed to Landlord as follows:
Felix D. Rappaport
President & COO
Ramparts, Inc.
c/o Luxor Hotel and Casino
3900 Las Vegas Boulevard South Las Vegas, Nevada 89119
(702) 262-4017- Telecopier
     With a copy to:
Will Martin
Vice President & General Counsel
Ramparts, Inc.
c/o Mandalay Bay Resort and Casino
3950 Las Vegas Boulevard South
Las Vegas, Nevada 89119
(702) 632-6741- Telecopier
     All notices from Landlord to Tenant required or permitted hereunder shall be directed as follows:
Premier Exhibitions, Inc.
3340 Peachtree Rd NE
Suite 2250
Atlanta, GA 30376
     All notices to be given hereunder by any person shall be written and sent by registered or certified mail, return receipt requested, postage pre-paid or by an express mail delivery service, addressed to the person, intended to be notified at the address set forth above. Any person may, at any time, or from time to time, notify the other persons named herein in writing of a substitute address for that above set forth, and thereafter notices shall be directed to such substitute address. Notice given as aforesaid shall be sufficient service thereof and shall be deemed given as of the date received, as evidenced by the return receipt of the registered or certified mail or the express mail delivery receipt, as the case may be.
Section 24.8. Landlord’s Parent Company Liability.
     Tenant hereby agrees that in the event (a) there is any default or alleged default by Landlord under this Lease or (b) Tenant has, or may have, any claim arising from, or relating to, the terms of this Lease, Tenant shall not commence any lawsuit or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation (“Tracinda”) on vicarious liability grounds, but the foregoing shall not prevent Tenant from commencing any lawsuit or otherwise seeking to impose liability against Kirk Kerkorian or Tracinda based on actions of Kirk Kerkorian or Tracinda independent of their ultimate ownership of Landlord. Tenant hereby further agrees that (a) neither Kirk Kerkorian nor Tracinda shall have any liability whatsoever with respect to this Lease or any matters relating to, or arising from, this Lease, (b) Tenant shall not assert or permit any party claiming through Tenant to assert a claim or impose any liability against Kirk Kerkorian or Tracinda as to any matter or thing arising out of, or relating to, this Lease or any alleged breach or default of this Lease by Landlord and (c) neither Kirk Kerkorian nor Tracinda is a party to this Lease, or liable for any alleged breach or default of this Lease, by Landlord.
Section 24.9. Captions and Section Numbers.
     This Lease shall be construed without reference to titles of Articles and Sections, which are inserted only for convenience of reference.
Section 24.10. Number and Gender.
     The use herein of a singular term shall include the plural and use of the masculine, feminine or neuter genders shall include all others.
Section 24.11. Objection to Statements.
     Notwithstanding the provisions of Section 24.1, Tenant’s failure to object to any statement, invoice or billing rendered by Landlord within a period of thirty (30) days after receipt thereof shall constitute Tenant’s acquiescence with respect thereto and shall render such statement, invoice or billing an account stated between Landlord and Tenant.
Section 24.12. Representations by Landlord and Tenant.
     Each of Landlord and Tenant hereby represents and warrants to the other that it is a duly qualified corporation authorized to do business in the State of Nevada, that all franchise and corporate taxes have been paid to date and all future forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due, and the person signing this Lease on its behalf is duly authorized to sign and execute this Lease.

Section 24.13. Landlord’s Limitation of Liability.
     Anything to the contrary herein contained, notwithstanding, there shall be absolutely no personal liability on persons, firms or entities who constitute Landlord with respect to any of the terms, covenants, conditions and provisions of this Lease, and Tenant shall, subject to the rights of any mortgagee, look solely to the interest of Landlord, Landlord’s successors and assigns, in the Hotel Complex for the satisfaction of each and every remedy of Tenant in the event of default by Landlord hereunder; such exculpation of personal liability is absolute and without any exception whatsoever.
Section 24.14. Broker’s Commission.
     Each party represents and warrants that it has caused or incurred no claims for brokerage commissions or finder’s fees in connection with the execution of this Lease, and each party shall indemnify and hold the other harmless against and from all liabilities arising from any such claims caused or incurred by it (including without limitation, the cost of attorney’s fees in connection therewith).
Section 24.15. Partial Invalidity.
     If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.
Section 24.16. Arbitration.
     Any controversy or claim arising out of, or relating to, this Lease, or the breach thereof, shall be settled by binding arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted in Clark County, Nevada. Landlord on the one hand and Tenant on the other hand shall select an arbitrator from a list provided by the American Arbitration Association that is mutually satisfactory to them. If Landlord and Tenant are unable to agree on an arbitrator, Landlord and Tenant shall each choose an arbitrator from a list provided by the American Arbitration Association. The two arbitrators so selected shall then select a third arbitrator mutually satisfactory to them from the list provided by the American Arbitration Association. The single arbitrator so selected by the aforesaid procedure shall hear the dispute and decide it. The award of the arbitrator shall be binding and final on all parties. Any and all legal, accounting and other costs and expenses incurred by the prevailing party shall be borne by the non-prevailing party. This Lease shall be governed by and construed under and pursuant to the laws of the State of Nevada applicable to contracts made and to be performed entirely within such State without regard to the conflicts of laws principles of such State. Subject to the terms of this Section, any and all litigation concerning any dispute arising under or in connection with this Lease shall be filed and maintained only in a state or federal court located in Clark County, Nevada.

Section 24.17. Mortgagee’s Approval.
     If any mortgagee of the Hotel Complex requires any modification of the terms and provisions of this Lease as a condition to such financing as Landlord may desire, then Landlord shall have the right to cancel this Lease if Tenant fails or refuses to approve and execute such modification(s) within thirty (30) days after Landlord’s request therefore, provided such request is made within thirty (30) days after this Lease is executed. Upon such cancellation by Landlord, this Lease shall be null and void and neither party shall have any liability either for damages or otherwise to the other by reason of such cancellation. In no event, however, shall Tenant be required to agree, and Landlord shall not have any right of cancellation for Tenant’s refusal to agree, to any modification of the provisions of this Lease relating to: the amount of rent or other charges reserved herein; the size and/or location of the Premises; the duration of the Lease Term and/or Bodies Exhibition Commencement Date, Titanic Exhibition Commencement Date and/or King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date; or a modification which will result in a material decrease in Tenant’s rights or a material increase in Tenant’s obligations under this Lease.
Section 24.18. Reservation of Air Rights.
     There has been no representation or warranty by Landlord and Tenant acknowledges that there is no inducement or reliance to lease the Premises on the basis that the existing access to light, air and views from the Premises would continue unabated. Tenant acknowledges and understands that it shall have no rights to the airspace above the Hotel Complex and those rights shall be the sole property of Landlord.
Section 24.19. Delay in Delivery.
     Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be liable in any manner to Tenant for damages or any other claim resulting from failure to deliver the Premises or for any delay in commencing or completing any work, Landlord is to perform or is authorized by Tenant to perform under Exhibit “B”, or with respect to the Hotel Complex, save and except that all obligations of Tenant with time limits under this Lease including, but not limited to, the Bodies Exhibition Commencement Date, Titanic Exhibition Commencement Date and/or King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date, will be tolled for the same number of days as any delay described above, and Tenant hereby waives all such liability provided that in the event that the Bodies Exhibition Commencement Date, Titanic Exhibition Commencement Date and/or King of the World/High Tea/TBD Venue/Iceberg Bar Commencement Date shall not have occurred within one (1) year after the effective date of this Lease (unless such failure shall be due to Tenant’s fault), then this Lease shall automatically become null and void (except that items which have been theretofore accrued and not yet paid shall remain outstanding), and both parties hereto shall be relieved of all obligations hereunder, in which event each party will, at the other’s request, execute an instrument in recordable form containing a release and surrender of all right, title and interest in and to this Lease.
Section 24.20. Construction/Remodeling or Redesign of Hotel Complex.
     In addition to any other provision contained herein, Tenant acknowledges that Landlord may conduct construction at or upon, or remodel or redesign all or any portion of, the Hotel Complex

(excluding the Premises), and that such work will not result in a breach of this Lease or, as long as such work does not materially and adversely affect Tenant’s access, ingress and egress to the Premises, an abatement of Minimum Monthly Rent or Monthly Common Area Maintenance Charges. Except as otherwise provided herein, Landlord shall have no liability to Tenant relative to such work.
Section 24.21. Definition of Days.
     Except as otherwise expressly provided herein, the term day shall mean a single calendar day, whether or not a working or business day.
Section 24.22. Confidentiality.
     At all times during the Term of this Lease, unless consented to in writing by both Tenant and Landlord, or as otherwise required by law, the NGCB, or legal process, no press release or other public disclosure concerning the rent or other terms of this transaction shall be made by any person, unless jointly agreed to in advance by Landlord and Tenant. Each party agrees to use diligent efforts to prevent such disclosure, other than (a) to employees, agents and consultants of the parties who are involved in the ordinary course of business with this transaction, or to the principals of the previous tenant in the Premises, all of whom shall be instructed to comply with the confidentiality provisions hereof; or (b) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or as otherwise required to comply with laws or regulations established by the NGCB. Landlord and Tenant agree that all information furnished by one party to the other or obtained by a party through such party’s own investigation, as well as the provisions of this Lease and all exhibits and documents related thereto, shall be treated as confidential information
Section 24.23. Recordation of Lease.
     Neither this Lease, nor a memorandum thereof, may be recorded without the prior written consent of Landlord.
[SIGNATURE PAGE FOLLOWS]

     Landlord and Tenant have signed and sealed this Lease as of the day and year first above written.

Landlord:	Tenant:

Ramparts, Inc.	Premier Exhibitions, Inc.

/s/ Felix D. Rappaport	By:	/s/ Arnie Geller

Felix D. Rappaport		Its: Chairman
President & COO
Agreed to:

/s/ Yvette Harris
Yvette Harris
Vice President Chief Financial Officer

Approved as to form:

/s/ William T. Martin
William T. Martin
Vice President General Counsel